SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NOVEN PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008
Dear Stockholder:
     The 2008 Annual Meeting of Stockholders of Noven Pharmaceuticals, Inc. will convene at 11:00 a.m. on Thursday, June 5, 2008. The meeting will be held at the Nasdaq MarketSite, 4 Times Square, New York, NY 10036. Details regarding the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.
     Your vote on these matters is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible. Most of you may now vote your shares over the Internet, as well as by telephone or by mailing a traditional proxy card. Voting over the Internet, by telephone or by written proxy will assure that your shares are voted if you do not attend in person. Please review the instructions on the enclosed proxy card or voting instruction card regarding which of these options is available to you, and how to vote your shares.
     We hope you will participate in your Annual Meeting, if not in person, then by proxy. To attend the meeting, you will need an admission ticket and we ask that you request one by following the procedure on page 1 of the Proxy Statement. We appreciate your continued support.
Sincerely yours,
WAYNE P. YETTER
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	11:00 a.m. on Thursday, June 5, 2008

PLACE	Nasdaq MarketSite, 4 Times Square, New York, NY 10036

ITEMS OF BUSINESS	1. To elect eight members to the Board of Directors.

2. To ratify the appointment of Deloitte & Touche LLP as Noven’s independent registered public accounting firm.

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	You are entitled to vote if you were a Noven stockholder at the close of business on April 25, 2008.

ANNUAL REPORT	Noven’s 2007 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s) as soon as possible so your shares can be voted at the meeting in accordance with your instructions. Any proxy may be revoked in the manner described on page 3 in the accompanying Proxy Statement at any time prior to its exercise at the meeting. If you hold your shares in street name, you may instruct your broker or nominee to vote your shares by following instructions that the broker or nominee provides you.
Jeff T. Mihm
Vice President, General Counsel
& Corporate Secretary
This Proxy Statement and accompanying proxy card are being distributed on or about May 5, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Noven Pharmaceuticals, Inc. (“Noven”) is providing these proxy materials to solicit your proxy in connection with Noven’s annual meeting of stockholders, which will take place on June 5, 2008. You are invited to attend the meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and Noven’s most highly paid officers, and other required information. We are also sending Noven’s 2007 Annual Report with these materials, but it does not constitute part of our proxy soliciting material.

Q:	How can I attend the annual meeting of stockholders?

A:	A stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of Noven Pharmaceuticals, Inc., 11960 SW 144th Street, Miami, Florida 33186 or by e-mail to abowman@noven.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares of Common Stock through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership. All stockholders will be required to present valid picture identification prior to admittance.

Q:	What proposals will be voted on at the meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

• Election of eight directors; and

• Ratification of the appointment of Deloitte & Touche LLP as Noven’s independent registered public accounting firm.

We will also consider and vote upon any other proposal properly brought before the meeting and any adjournment thereof.

Q:	What are the Board’s voting recommendations?

A:	The Board recommends that you vote your shares:

• “For” each of the nominees named herein to the Board; and

• “For” the ratification of the appointment of Deloitte & Touche LLP.

Q:	What shares can I vote?

A:	You may vote all shares that you owned as of April 25, 2008, which is the record date. These shares include (1) those held directly in your name as the stockholder of record and (2) those held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of Noven’s common stock outstanding as of the close of business on April 25, 2008, the record date, is entitled to one vote at the annual meeting. On the record date, approximately 24,830,902 shares of common stock were issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholder of Record

If your shares are registered directly in your name with Noven’s transfer agent, American Stock Transfer and Trust Company, you are considered the stockholder of record for those shares and we are sending these proxy materials, which includes a proxy card which you may use, directly to you. As the stockholder of record, you have the right to grant your proxy directly to the individuals named in the enclosed proxy card or to vote in person at the meeting.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote, but since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. As a beneficial owner, you are, however, welcome to attend the meeting. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:	How can I vote my shares in person at the meeting?

A:	You may vote shares you hold directly in your name as the stockholder of record in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

If you hold your shares in street name, you must obtain a signed proxy from the record holder in order to vote these shares in person at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. If you hold your shares directly, you may vote by granting a proxy. If you hold your shares in street name, you may instruct your broker or nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting over the Internet, by telephone or by mail. Please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

Q:	May I change my vote?

A:	Yes, you may change your proxy instructions at any time prior to the vote at the annual meeting. If you are a stockholder of record, you must (1) file with Noven’s Corporate Secretary a written notice of revocation or (2) timely deliver a valid, later-dated proxy. For shares you own beneficially, you may change your vote by submitting new voting instructions to your broker or nominee. Your attendance at the meeting will not revoke your previously granted proxy unless you give written notice of revocation to Noven’s Corporate Secretary before the vote at the meeting or you vote by written ballot at the meeting.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, each director requires the affirmative “FOR” vote of a plurality of those shares represented, in person or by proxy, and entitled to vote at the meeting. The ratification of the appointment of Deloitte & Touche requires the affirmative “FOR” vote of a majority of those shares represented, in person or by proxy, and entitled to vote at the meeting.

Q:	What happens if I do not provide voting instructions to my broker?

A:	If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your broker or other nominee, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP should be treated as routine matters. If your broker or other nominee does not vote your shares, your shares will constitute broker non-votes, as described in “What is the quorum requirement for the meeting?” below. In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not considered represented at the meeting.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in Noven’s quarterly report on Form 10-Q for the second quarter of 2008.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the two proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of Noven’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Noven will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. However, if you choose to vote over the Internet, you will bear the expenses for your Internet access. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Noven’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate for election at next year’s annual meeting of stockholders individuals to serve as directors?

A:	Yes, you may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals for Presentation at Meeting: Our By-Laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in Noven’s Proxy Statement for that meeting. Under our By-Laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of Noven no later than the close of business on March 6, 2009 and not earlier than January 5, 2009, which dates are based on the mailing of this Proxy Statement on May 5, 2008. The notice must contain the information required by the By-Laws.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

A proxy granted by a stockholder will give discretionary authority to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to the applicable rules of the Securities and Exchange Commission.

Stockholder Proposals for Inclusion in Proxy: In order for a stockholder proposal to be considered for inclusion in Noven’s Proxy Statement for next year’s annual meeting, the written proposal must be received by Noven’s Corporate Secretary no later than January 5, 2009. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials.

Copy of By-law Provisions: You may contact Noven’s Corporate Secretary at Noven’s headquarters for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL 1 — ELECTION OF DIRECTORS
     The eight persons named below were designated by the Board as nominees for election as directors. All of the nominees have served as directors since the last annual meeting with the exception of Mr. Brandt, who was appointed to the Board in April 2008 and Mr. Satow, who was appointed to the Board in August 2007. Information regarding the business experience of each nominee and their service on boards of directors of public companies is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.
     The Board recommends a vote FOR the election to the Board of each of the following nominees.

Sidney Braginsky Director since 1992 Age 70	Mr. Braginsky is President and Chief Executive Officer of Atropos Technology Inc. (consulting and venture capital) and Chairman of Digilab LLC (molecular spectroscopy). From 1970 through 1999, Mr. Braginsky served Olympus America, Inc. in a variety of roles, most recently as President and Chief Operating Officer. Mr. Braginsky serves on the board of directors of Diomed Holdings (laser technology), Geneva Acquisition Corporation (acquisitions) and Electro-Optical Sciences, Inc. (medical instruments for early melanoma detection).

Peter C. Brandt Director since 2008 Age 51	Mr. Brandt was appointed to Noven’s Board and to the offices of President and Chief Executive Officer on April 29, 2008. From 1981 until 2007, Mr. Brandt served in a number of executive positions at Pfizer, Inc. (pharmaceuticals). He served as Pfizer’s President – U.S. Pharmaceuticals Operations from August 2006 until January 2007 and as its Senior Vice President – U.S. Pharmaceuticals Operations from January 2006 to August 2006. From 2004 to 2006, Mr. Brandt served as President – Latin America Operations and as Senior Vice President Worldwide Pharmaceuticals – Finance, IT, Planning and Business Development, Pfizer Health Solutions. From 1998 to 2004, he served as Senior Vice President Worldwide Pharmaceuticals, Finance, Planning and Business Development and Pfizer Health Solutions.

John G. Clarkson, M.D. Director since 2000 Age 65	Dr. Clarkson is the Executive Director of the American Board of Ophthalmology and the Dean Emeritus and Professor of Ophthalmology, Miller School of Medicine at the University of Miami. From 1995 to 2006, he served as Professor and Senior Vice President for Medical Affairs and Dean, University of Miami School of Medicine. Dr. Clarkson serves as a director of the American Board of Medical Specialties and as a trustee for the Evelyn F. McKnight Brain Research Foundation.

Donald A. Denkhaus Director since 2004 Age 62	Mr. Denkhaus has, since January 2004, served as the executive chairman of TM Systems, LLC (international language services). Since 2005, he has also served as President and Chief Executive Officer of Integrity Risk Advisors, Inc. (consulting). Mr. Denkhaus was a partner with Arthur Andersen LLP from 1980 to 2002 and served as Arthur Andersen’s audit practice director responsible for Florida and Puerto Rico from 1999 to 2002. For a one-year period in 2002 and 2003, Mr. Denkhaus was employed as a principal with Ernst & Young LLP where he provided audit services and assisted in the transition of Arthur Andersen audit clients and personnel to Ernst & Young.

Pedro P. Granadillo Director since 2004 Age 60	Mr. Granadillo was employed by Eli Lilly and Company (pharmaceuticals) from 1970 until 2004. From 1998 to 2004, he served as Eli Lilly’s Senior Vice President overseeing manufacturing, quality and human resources and from 1993 to 1998, he served as Vice President of Human Resources. Mr. Granadillo serves on the board of directors of Nile Therapeutics, Inc. (biopharmaceuticals) and Haemonetics Corporation (medical devices).

Phillip M. Satow Director since 2007 Age 66	Mr. Satow was appointed to Noven’s Board on August 14, 2007 in connection with Noven’s acquisition of JDS Pharmaceuticals, LLC, the specialty pharmaceutical company that he co-founded. Mr. Satow served as Chairman and Chief Executive Officer of JDS Pharmaceuticals since 2004. From 1985 to 1999, he held a variety of executive positions at Forest Laboratories, Inc. (pharmaceuticals), including as its Executive Vice President and as the President of Forest Pharmaceuticals. Prior to joining Forest Laboratories, he served as Vice President and General Manager of the Wallace Laboratories Division of Carter-Wallace, Inc. Previously, Mr. Satow held a variety of executive positions at Pfizer, Inc. over a 14 year period, including Director of Marketing, Pfizer Laboratories, and Vice President, Pfizer Europe. In addition to serving as a director of Noven, Mr. Satow currently serves on the board of directors of Crucell NV (biotechnology).

Robert G. Savage Director since 2004 Age 54	Mr. Savage has been the President of Strategic Imagery LLC (pharmaceutical consulting) since May 2003. He served as Group Vice President and President – General Therapeutics & Inflammation Business of Pharmacia Corporation from 2002 until its acquisition by Pfizer, Inc. in 2003. From 1996 through 2001, Mr. Savage served Johnson & Johnson in a variety of roles, most recently as Worldwide Chairman of Johnson & Johnson’s Pharmaceutical Group. From 1985 to 1996, he served Roche Holding AG in a variety of marketing, business development and operations positions, most recently as Vice President – Marketing, Hoffmann-La Roche, Inc. Mr. Savage serves as the non-executive chairman of EpiCept Corporation (pharmaceuticals), the presiding director of The Medicines Company, Inc. (pharmaceuticals) and a director of Panacos Pharmaceuticals, Inc. (pharmaceuticals).

Wayne P. Yetter Director since 2001 Age 62	Mr. Yetter has been Chief Executive Officer of Verispan LLC (health care information) since September 2005. From November 2004 to September 2005, he served as the Chief Executive Officer of Odyssey Pharmaceuticals, Inc., the specialty pharmaceutical division of Pliva d.d. From 2003 to 2005, he served on the Advisory Board of Alterity Partners (mergers and acquisitions advisory firm). From September 2000 to June 2003, Mr. Yetter served as Chairman and Chief Executive Officer of Synavant Inc. (pharmaceutical marketing/ technology services). From 1999 to 2000, Mr. Yetter served as Chief Operating Officer at IMS Health, Inc. (information services for the health care industry). From 1997 to 1999, he served as President and Chief Executive Officer of Novartis Pharmaceuticals Corporation (pharmaceuticals). From 1994 to 1997, he served as President and Chief Executive Officer of Astra Merck, Inc. (pharmaceuticals). From 1991 to 1994, Mr. Yetter served as General Manager and then President of Astra Merck, a division of Merck & Co. Mr. Yetter serves on the board of directors of Matria Healthcare, Inc. (disease management), EpiCept Corporation (pharmaceuticals), Synvista Therapeutics, Inc. (pharmaceuticals) and InfuSystem Holdings, Inc. (infusion services).
Governance of the Company
     Pursuant to Noven’s By-Laws and the Delaware General Corporation Law, Noven’s business, property and affairs are managed under the direction of the Board.
     As an important part of its governance of the company, Noven’s Board plans for the succession to the position of Chief Executive Officer. In the second half of 2007, the Board established a special committee to implement a succession plan for the Chief Executive Officer position, then held by Robert C. Strauss, age 66. In September 2007, the Board elected not to extend the term of Mr. Strauss’ existing employment agreement, which was scheduled to expire at the end of 2007, and began the negotiation of a new employment agreement with Mr. Strauss on terms aligned with the Board’s succession plan. During this process, the parties determined that it was in Noven’s best interest to begin the transition to new senior leadership upon the expiration of Mr. Strauss’ employment agreement. On January 2, 2008, Noven and Mr. Strauss entered into a separation agreement (the terms of which are reviewed in “Compensation Discussion and Analysis” which begins on page 19) and Mr. Strauss retired from his positions as Noven’s Chief Executive Officer, President and Chairman of the Board.
     The Board appointed Jeffrey F. Eisenberg, who previously served as Noven’s Senior Vice President of Strategic Alliances, to serve as Noven’s Executive Vice President and Interim Chief Executive Officer. The search for Mr. Strauss’ permanent successor as Chief Executive Officer was led by the special committee on succession planning, working closely with a national executive search firm. On April 29, 2008, Noven appointed Peter C. Brandt to the offices of Chief Executive Officer and President and to the Board. The terms of Mr. Brandt’s employment agreement are summarized below beginning on page 45. Mr. Eisenberg continues to serve as Noven’s Executive Vice President.
     In connection with its succession planning, the Board separated the roles of Chairman of the Board and Chief Executive Officer. In January 2008, Wayne P. Yetter was appointed Noven’s non-executive Chairman of the Board upon Mr. Strauss’ resignation. Mr. Yetter previously served as Noven’s lead independent director.
     The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The Board has also adopted Corporate Governance Guidelines which, in conjunction with Noven’s Certificate of Incorporation, By-Laws, committee charters and the Code of Business Conduct and Ethics, form the framework for the governance of Noven. Noven’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics are posted in the “Investor Relations-Governance” section of our company website: http://www.noven.com. If, in the future, we should amend our Code of Business Conduct and Ethics or grant a waiver to our Chief Executive Officer, Chief Financial Officer or principal accounting officer with respect to our Code of Business Conduct and Ethics, then we will post the amendment or a description of the waiver in the “Investor Relations-Governance” section of our company website. We did not amend our Code of Business Conduct and Ethics or grant any such waivers during 2007.
     Noven’s Corporate Governance Guidelines provide that the Board should have a significant majority of independent directors and that the expectation of the Board is that the number of employee directors should not exceed two. The Board has determined that all of the directors, other than Messrs. Brandt and Satow, are “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Select Market. The Board based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations and family and other relationships.
     The Board held 18 meetings in 2007, and each director who served as a director during 2007 attended more than 75% of the aggregate of the meetings of the Board and the Committees on which he served. Noven typically schedules a Board meeting in conjunction with our annual meeting and expect that directors will attend the annual meeting, absent a valid reason, such as a schedule conflict. Last year, six of the seven individuals then serving as directors attended Noven’s annual meeting.
     The Board has three standing committees: (1) Nominating and Corporate Governance, (2) Audit and (3) Compensation. The Board has adopted a written charter for each of the three committees. The committee charters are posted in the “Investor Relations-Governance” section of our company website: http://www.noven.com. Under these charters, each of the standing committees has the authority to retain and pay the fees of any advisor it deems necessary to carry out its duties.
     In addition to the three standing committees, the Board may establish such other standing or special committees as it deems necessary or advisable. In 2007, the Board established two special committees. The special committee on succession planning, which consists of Messrs. Yetter, Granadillo and Savage and is responsible for reviewing and making recommendations to the Board on the Chief Executive Officer succession planning process, formally met four times during 2007. The special committee on acquisitions, which consisted of Messrs. Braginsky and Savage and was responsible for initially reviewing Noven’s acquisition strategy and process, formally met four times in 2007. Attendance fees for the meetings of the special committees are paid in the same amounts as meetings of the Board and three standing committees, as described below under “Director Compensation.”
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee provides assistance to the Board in identifying, screening and recommending candidates to serve as directors of Noven. The Committee also oversees matters of corporate governance and provides advice to the Board with respect to Board organization, membership and function.
     The Nominating and Corporate Governance Committee is responsible for proposing to the Board nominees for election or re-election to the Board, based upon recommendations from the Chairman, the Chief Executive Officer, other Board members, and Noven stockholders. Recommendations from stockholders should be submitted to Noven in accordance with the procedures set forth in the Q&A information on page 5. The Nominating and Corporate Governance Committee is empowered to engage third-party executive search firms to assist it in identifying candidates.
     Board candidates are considered by the Nominating and Corporate Governance Committee on a case-by-case basis using various criteria, such as a candidate’s business and industry experience, personal and professional reputation, professional skill, status as an “independent” director, financial expertise and the current composition of the Board. There are no minimum criteria for nomination to the Board, and there are no separate processes or criteria for evaluating candidates nominated by stockholders. After completing its review of the candidate and conducting in-person or telephone interviews, the Nominating and Corporate Governance Committee recommends which candidate or candidates should be nominated for election to the Board. As a general matter, the Nominating and Corporate Governance Committee believes that the continuing services of qualified incumbents promotes stability and continuity in the Board, contributing to the Board’s ability to work as a collective body, while giving Noven the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Noven has no term limits or mandatory retirement age with respect to its Board members.
     Mr. Satow was appointed to the Board on August 14, 2007 in connection with Noven’s acquisition of JDS Pharmaceuticals, LLC, the specialty pharmaceutical company that Mr. Satow co-founded and served as its Chief Executive Officer. Mr. Brandt was appointed to the Board on April 29, 2008 in connection with his appointment as Noven’s President and Chief Executive Officer.
     In addition to identifying, screening and recommending qualified candidates to serve as directors, the Nominating and Corporate Governance Committee:
•	reviews potential conflicts of interest involving prospective Board members;

•	annually reviews and makes recommendations to the Board concerning the Corporate Governance Guidelines;

•	reviews the structure of the Board and the skills and experience of its members;

•	studies and makes recommendations to the Board concerning the size, composition, compensation and functioning of the Board; and

•	reviews and makes recommendations to the Board regarding the composition and responsibilities of Board Committees.
     All of the members of the Nominating and Corporate Governance Committee are “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Select Market.
     Members: Mr. Yetter (Chairperson) and Dr. Clarkson
     Meetings held last year: Three
Audit Committee
     The primary responsibility of the Audit Committee is to oversee Noven’s financial reporting processes and the audits of Noven’s financial statements on behalf of the Board and to report the results of its activities to the Board. The Committee:
•	is directly responsible for the appointment and termination (subject, if applicable, to stockholder ratification), compensation, evaluation and oversight of the work of the independent registered public accounting firm;

•	oversees the resolution of disagreements between management and the independent registered public accounting firm in the event that they arise, including resolution of disagreements between management and the auditor regarding financial reporting;

•	reviews with the individual responsible, if any, for the internal audit function, the independent registered public accounting firm and management of Noven the scope of their proposed audits for the current year and the proposed audit procedures to be utilized;

•	reviews and pre-approves both audit and permissible non-audit services provided by the independent registered public accounting firm and their possible impact on that firm’s independence;

•	reviews and discusses with the independent registered public accounting firm any relationships between the auditor and Noven that may impact that firm’s independence;

•	reviews and advises the Board on the selection, performance, compensation and removal of the individual, if any, responsible for Noven’s internal audit function, and the activities, organizational structure, and qualifications of the individuals involved in the internal audit function;

•	reviews and discusses with management and the independent registered public accounting firm the financial statements of Noven to be included in its periodic filings with the Securities and Exchange Commission and other relevant reports (such as reports of internal control over financial reporting) or financial information submitted by Noven to any governmental body, or the public;

•	discusses with management and the independent registered public accounting firm the quality, not just acceptability, of the accounting principles (including accounting policies that may be viewed as critical), and the reasonableness of significant judgments, and reviews and considers with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees, as amended by SASs 89 and 90 and Rule 2-07 of Regulation S-X;

•	discusses with management and the independent registered public accounting firm Noven’s critical accounting policies and confers with management and the independent registered public accounting firm on significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects on the financial statements of alternative methods permitted by generally accepted accounting principles;

•	discusses with management and the independent registered public accounting firm as appropriate the integrity of Noven’s financial reporting processes and the quality and adequacy of Noven’s internal control over financial reporting and disclosure controls, including Noven’s systems to monitor and manage business risks;

•	reviews management’s assertion on its assessment of the effectiveness of internal control over financial reporting as of the end of the most recent calendar year, as well as all material issues raised by management’s assessment of internal control over financial reporting;

•	meets with the independent registered public accounting firm outside the presence of management, and discusses the independent registered public accounting firm’s evaluation of Noven’s financial and accounting personnel and the cooperation that the independent registered public accounting firm received during the course of the audit;

•	reviews and, if appropriate, approves or ratifies “related party transactions”;

•	establishes procedures for the receipt, retention and treatment of complaints regarding Noven’s accounting, internal accounting controls, or auditing matters; and

•	sets Noven’s hiring policies with respect to the hiring of current or former partners, principals, or professional employees of the independent registered public accounting firm.
     The Board of Directors, in its business judgment, has determined that each Audit Committee member is “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Select Market and under Section 10A(m)(3) of the Securities Exchange Act of 1934. Noven has identified Donald A. Denkhaus as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.
     Members: Messrs. Denkhaus (Chairperson), Braginsky and Granadillo
     Meetings held last year: Eight
Compensation Committee
     The Compensation Committee provides assistance to the Board in fulfilling its responsibility to oversee and participate in the creation and administration of Noven’s executive compensation programs and practices. The Committee:
•	reviews and determines the annual salary, bonus, equity compensation and other benefits of the executive officers of Noven;

•	reviews, approves and, if appropriate, negotiates all employment, termination and other compensation-related agreements with the executive officers of Noven;

•	reviews the operation of Noven’s executive compensation programs and establishes and reviews policies for their administration; and

•	administers Noven’s equity compensation plans including approving grants of equity compensation under Noven’s 1999 Long-Term Incentive Plan.
     The Compensation Committee has retained a compensation consultant to assist the Compensation Committee in the design and implementation of various compensation policies and programs for Noven’s executive officers. This consultant, Pearl Meyer & Partners (“PM&P”), reports directly to the Compensation Committee and any new projects undertaken by PM&P on behalf of Noven must be approved by the Chairman of the Compensation Committee.
     Noven’s Chief Executive Officer and Vice President—Human Resources work closely with the Compensation Committee on compensation matters and Noven’s Chief Executive Officer recommends compensation amounts for Noven’s other executive officers to the Compensation Committee. The Compensation Committee meets with the Chief Executive Officer to discuss his performance, but ultimately decisions regarding his compensation and the terms of his employment agreement are made solely based upon the Compensation Committee’s deliberations. The Compensation Committee has final approval of all compensation amounts and formulas applicable to benefit plans in which executive officers participate.
     All of the members of the Compensation Committee are “independent” within the meaning of the applicable listing standards of the Nasdaq Global Select Market.
     Members: Dr. Clarkson (Chairperson), Messrs. Granadillo and Savage
     Meetings held last year: Eleven
Related Party Transactions
     The Board has adopted a policy and procedures for the review and approval of transactions in which Noven and its directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest and whether Noven should enter into the applicable transaction. The policy covers any related party transaction that meets the minimum threshold for disclosure in Noven’s proxy statement under the relevant Securities and Exchange Commission rules. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions.
     In determining whether to approve, disapprove or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to Noven than terms that would otherwise be generally available to Noven if the transaction was entered into under the same or similar circumstances with a party unaffiliated with Noven and (ii) the extent of the interest of the related party in the transaction.
     Set forth below is a description of certain transactions between Mr. Phillip M. Satow and Noven.
     On August 14, 2007 (the “Closing Date”), Noven acquired JDS Pharmaceuticals, LLC (“JDS”), then a privately-held specialty pharmaceutical company which was founded by Phillip Satow and his son Michael Satow. The purchase price for the acquisition was $125.0 million cash paid at closing, subject to certain working capital adjustments (the “Merger Consideration”). On the Closing Date, a portion of the Merger Consideration in an amount equal to $10.0 million was placed in an escrow account to be held until December 31, 2008 to satisfy, among other things, any post-closing indemnity claims by Noven. Noven has recorded a $1.95 million receivable for claims that Noven has made against the amounts held in the escrow account.
     Prior to Noven’s acquisition of JDS, Phillip Satow was JDS’s Chairman and Chief Executive Officer and his son Michael Satow was JDS’s President and Chief Operating Officer. Phillip Satow is a current Noven director and a nominee for director at the 2008 Annual Meeting of Stockholders. In connection with Noven’s acquisition of JDS, Noven entered into a Non-Competition Agreement and a Consulting Agreement with Phillip Satow and a Non-Competition and Employment Agreement with Michael Satow.

     The Non-Competition Agreement (the “Non-Competition Agreement”), dated August 14, 2007, with Phillip Satow restricts Mr. Satow’s ability, during the three-year period which commenced on the Closing Date, to become “associated with” (as such term is defined in the Non-Competition Agreement) any business that is engaged in the acquisition, manufacture, development or sale of pharmaceutical or biotechnology products that compete with any JDS products that are sold or are under active development. During this three-year period, Mr. Satow also agreed not to (1) solicit, call upon or sell, indirectly or directly, to any purchaser (including prospective purchasers) or distributor of Noven’s or JDS’s products, for the purpose of inducing such purchaser or distributor to purchase a product that competes with any JDS product, (2) solicit any person (subject to limited exceptions) to leave the employ of Noven or JDS, or (3) induce any supplier, vendor, consultant or contractor of Noven or JDS to terminate or negatively alter its relationship with Noven or JDS. In accordance with the Non-Competition Agreement, Mr. Satow received on the Closing Date stock-settled stock appreciation rights (“SSARs”) with respect to 44,297 shares of Noven common stock, which reflects an aggregate Black-Scholes value equal to $265,200. All such SSARs fully vest upon grant and are exercisable at an exercise price of $16.67 per share for a period of seven years from the grant date.
     The Consulting Agreement (the “Consulting Agreement”), dated August 14, 2007, with Phillip Satow has a term of one year, which term commenced on the Closing Date. Under the Consulting Agreement, Mr. Satow agrees to provide such consulting services with respect to JDS’s business as may be reasonably requested by Noven. Mr. Satow will be paid a service fee of $250 per hour of consulting services rendered and will be reimbursed for the necessary and reasonable expenses he may incur in the performance of his services. The Consulting Agreement provides that, unless otherwise agreed to by the parties, Mr. Satow is not required to provide consulting services under the Consulting Agreement for more than 20 hours per week during the first three months of the term, 15 hours per week for the next three months of the term, and 10 hours per week for the final six months of the term, in each case not including any travel time. The Consulting Agreement further provides that, regardless of the number of hours actually billed by Mr. Satow, he will generally be paid for a minimum of 10 hours per week during the first three months of the term, 7.5 hours per week for the second three months of the term, and 5 hours per week for the final six months of the term. The Consulting Agreement includes provisions requiring Noven to provide secretarial support for Mr. Satow as well as customary covenants by Mr. Satow regarding confidentiality and proprietary information. Noven has provided Mr. Satow with full-time use of a Noven office in connection with providing the services under the Consulting Agreement.
     Pursuant to the Non-Competition and Employment Agreement (the “Employment Agreement”), dated August 14, 2007, with Michael Satow, JDS agreed to employ Michael Satow for a period of six months, which commenced on the Closing Date (the “Retention Period”), at the same rate of base salary as in effect immediately prior to the Closing Date, which was $265,200 per year. Mr. Satow, who ceased to be a JDS employee at the end of the Retention Period, was paid the following additional amounts under the Employment Agreement for his continued employment through the Retention Period: (i) an annual bonus for JDS’s 2007 fiscal year of $63,000; and (ii) a lump sum payment of $132,600 (together, the “Bonus Payments”). Under the Employment Agreement, Mr. Satow also received a lump sum cash payment of $265,200. In connection with these payments and benefits, the Employment Agreement restricts Michael Satow’s ability, during the two-year period, which commenced on the Closing Date, to become “associated with” (as such term is defined in the Employment Agreement) any business that is engaged in the acquisition, manufacture, development or sale of pharmaceutical or biotechnology products that compete with any JDS products that are sold or are under active development. During this two-year period, he also agreed not to (1) solicit, call upon or sell, indirectly or directly, to any purchaser (including prospective purchasers) or distributor of Noven’s or JDS’s products, for the purpose of inducing such purchaser or distributor to purchase a product that competes with any JDS product, (2) solicit any person (subject to limited exceptions) to leave the employ of Noven or JDS, or (3) induce any supplier, vendor, consultant or contractor of Noven or JDS to terminate or negatively alter its relationship with Noven or JDS.
     The foregoing descriptions of the Non-Competition Agreement, the Consulting Agreement and the Employment Agreement are qualified in their entirety by reference to the full text of such agreements, which Noven previously filed as exhibits to its reports filed with the U.S. Securities and Exchange Commission.
Stockholder Communication with Directors
     As specified in Noven’s Corporate Governance Guidelines, Noven stockholders who want to communicate with the Board or any individual director may write to:
Noven Pharmaceuticals, Inc.
11960 S.W. 144th Street
Miami, Florida 33186
Attn: General Counsel
     The letter should include a statement indicating that the sender is a Noven stockholder. The General Counsel will review all stockholder letters to the Board and depending on the subject matter will:
•	Regularly forward any letter that deals with the function of the Board or committees of the Board (or is otherwise appropriate for Board attention) to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information about Noven and stock-related matters; or

•	Not forward the letter if it relates to an improper or irrelevant topic.
     The General Counsel or another member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Director Compensation
     The following table provides information on Noven’s compensation and reimbursement practices for non-employee directors. Directors who are employed by Noven do not receive any additional compensation for their Board activities and are not included in this table.
Director Compensation in 2007

					Change
					in
					Pension
					Value
				Non-	and Non-
				Equity	Qualified
	Fees			Incentive	Deferred	All
	Earned or	Stock	Option	Plan	Compen-	Other
	Paid in	Awards	Awards	Compen-	sation	Compen-
Name	Cash	(1)(2)	(2)(3)	sation	Earnings	sation	Total
Sidney Braginsky	$48,500	$100,000	$0	$0	$0	$0	$148,500

John G. Clarkson	58,000	100,000	0	0	0	0	158,000

Donald A. Denkhaus	61,500	100,000	0	0	0	0	161,500

Pedro P. Granadillo	68,750	100,000	0	0	0	0	168,750

Phillip M. Satow (4)	25,952	150,000	0	0	0	0	175,952

Robert G. Savage	62,750	100,000	0	0	0	0	162,750

Wayne P. Yetter	56,600	100,000	0	0	0	0	156,600

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”). Each non-employee director (other than Mr. Satow) received a restricted stock award upon his re-election to the Board at the 2007 Annual Meeting. The grant date fair value of the restricted stock award computed in accordance with FAS 123(R) for each director was $100,000. Such awards vest over a one-year period in four quarterly installments. Upon his appointment to the Board on August 14, 2007, Mr. Satow was granted a fully-vested restricted stock award valued at $150,000.

(2)	Set forth in the table below are the aggregate number of stock awards and aggregate number of shares of common stock underlying options held by each non-employee director as of December 31, 2007.

		Shares of
		Common Stock
		Underlying
	Outstanding	Outstanding
Name	Stock Awards	Option Awards
Sidney Braginsky	10,098	37,500
John G. Clarkson	10,098	15,000
Donald A. Denkhaus	10,098	30,000
Pedro P. Granadillo	10,098	22,500
Phillip M. Satow	8,998	0
Robert G. Savage	10,098	30,000
Wayne P. Yetter	10,098	40,000

(3)	No stock options were granted to the non-employee directors in 2007 as compensation for serving on Noven’s Board.

(4)	Does not include amounts paid to Mr. Satow under his Consulting Agreement and his Non-Competition Agreement, which are described in “Related Party Transactions” beginning on page 14.
          Noven uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Noven considers the significant amount of time that directors expend in fulfilling their duties to Noven as well as the skill-level required by Noven of members of the Board. The Board sets director compensation based on the recommendations of the Nominating and Corporate Governance Committee and Compensation Committee.
Cash Compensation Paid to Board Members
          Each non-employee director receives an annual cash retainer of $20,000. The chair of the Audit Committee receives an additional annual retainer of $10,000 and each other committee chair receives an additional annual retainer of $5,000. For his services as Noven’s Non-Executive Chairman of the Board, Mr. Yetter receives an annual retainer of $50,000. The cash retainers are paid following the annual meeting of stockholders on a quarterly basis in advance. Non-employee directors receive attendance fees of $1,500 for each Board and committee meeting attended in person and $750 for each Board and committee meeting attended by telephone. Noven reimburses directors for their expenses incurred related to their Board membership.
Equity Compensation Paid to Board Members
          Under Noven’s current director compensation program, each non-employee director is granted restricted stock valued at $150,000 upon election to the Board and then receives annual grants of restricted stock valued at $100,000 upon re-election to the Board at Noven’s annual meeting. The Board may increase or decrease the value of the awards from time to time based on such factors as the Board deems relevant. The number of shares of restricted stock granted will be determined based on the market price of Noven’s common stock on the date of grant.

Deferred Compensation Program
          Directors can defer receipt of their fees and their restricted stock grants by participating in Noven’s non-qualified deferred compensation plan. A more complete description of the plan is described below on page 38 under “Non-qualified Deferred Compensation in 2007.”
Executive Compensation
Compensation Discussion and Analysis
          This section discusses Noven’s compensation policies and programs applicable to the seven executive officers named in the Summary Compensation Table on page 2 (collectively, these individuals are referred to as the “named executive officers”). Peter C. Brandt, Noven’s President and Chief Executive Officer, is not included in the Summary Compensation Table or in the group of “named executive officers” whose compensation is discussed in this section because he joined Noven after the end of 2007. A summary of the material terms of Mr. Brandt’s employment agreement, dated April 29, 2008, is set forth elsewhere in the Proxy Statement beginning on page 45.
Compensation Philosophy and Objectives
          The core objectives of Noven’s compensation programs are to secure and retain the services of high quality executives and to provide compensation to Noven’s executives that is commensurate and aligned with the company’s performance and long-term stockholder value.
          Noven seeks to achieve these objectives through three principal compensation programs. Each of these programs has a different purpose and is intended to reward achievement of different goals.

Program	Purpose

Base Salary and Benefits	Recruit and retain key employees

Annual Incentive Plan	Reward the achievement of selected financial and non-financial goals

Long-term Incentive Pay	Enhance long-term stockholder value by aligning the interests of executives with those of stockholders
          These compensation programs are designed to reward achievement of annual and long-term objectives. Achievement of annual objectives is rewarded through the annual incentive plan, while long-term incentive pay in the form of equity grants is intended to link a significant portion of compensation to long-term stock price appreciation realized by Noven’s stockholders.

Pay Mix and Levels
          The approximate mix between the three components of Noven’s executive compensation program for the named executive officers over the past two years is shown in the following charts:
For the CEO
For the Other Named Executive Officers
          This mix reflects Noven’s philosophy that a significant percentage of an executive officer’s total compensation should be tied to performance, and therefore be at risk. Noven believes that individuals, such as the CEO, with greater roles and responsibilities associated with achieving Noven’s performance targets should bear a greater proportion of the risk that those goals may not be achieved and receive a greater proportion of the reward if those goals are met or surpassed.
          Noven targets cash compensation (base salary and the annual incentive award) at the median and total compensation between the median and the 75th percentile of Peer Companies (as discussed below) provided commensurate levels of performance are attained. Noven’s compensation levels have been chosen to attract the talent needed to:
•	Maintain Noven’s position as a leading transdermal drug delivery company;

•	Advance the operations of Novogyne Pharmaceuticals, Noven’s joint venture with Novartis;

•	Advance the operations of Noven Therapeutics, the specialty pharmaceutical company that Noven acquired in 2007; and

•	Attract executive officers to a geographical location with few other pharmaceutical companies, and retain them as employees.

Benchmarking
          The Compensation Committee has retained a compensation consultant every other year since 2001 to assist in the benchmarking process. In 2007, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to conduct an independent review of Noven’s executive compensation programs. As part of this engagement, PM&P reviewed the list of companies used by Noven for benchmarking purposes. Based on this review, the Compensation Committee has selected the following 21 companies as Noven’s peer companies:

Adams Respiratory Therapeutics*	Enzon Pharmaceuticals*	Nektar Therapeutics*

Albany Molecular Research	Intermune*	Pharmion*

Bentley Pharmaceuticals*	Ligand Pharmaceutical	Salix Pharmaceuticals*

Biomarin Pharmaceutical*	Martek Biosciences	Savient Pharmaceuticals

Bradley Pharmaceuticals	Matrixx Initiatives*	Sciele Pharma

Cubist Pharmaceuticals*	Myriad Genetics*	Techne

Digene	Nabi Biopharmaceuticals	Vertex Pharmaceuticals
* indicates new peer company for 2007
          These companies, which are pharmaceutical-related companies, were chosen primarily on the basis of revenues. To give effect to Noven’s 49% interest in Novogyne (Noven’s joint venture with Novartis, the net revenues of which are not included in Noven’s financial results), Noven’s revenues, for benchmarking purposes, are supplemented with 49% of the revenues of Novogyne. Companies that were added to the list in 2007 are shown with an asterisk in the table above and replaced companies for which information was no longer available (due to acquisitions or bankruptcies) or the revenues of which no longer matched Noven’s revenues. Since not all compensation data is made publicly available by the companies listed in the table, Noven also uses published and private pay surveys for analysis of executive pay for its executive officers at comparably-sized pharmaceutical companies in the benchmarking process. While the Compensation Committee relied on the data points produced in these surveys, it did not predicate its compensation decisions on the specific companies that participated in such surveys. In this report, these companies and those listed in the table above are collectively referred as Noven’s “Peer Companies.”
Base Salary
          Noven targets base salaries for its executive officers based generally on the median base salary of similarly situated officers at the Peer Companies. The Compensation Committee approves each executive officer’s base salary by considering the individual’s responsibility, the individual’s performance and the market data discussed below. Salary levels are typically determined annually at the regularly-scheduled meeting of the Compensation Committee each November, as well as upon appointment, a promotion or other change in job responsibility.
          The results of the 2007 benchmarking study indicated that the base salaries of the named executive officers closely matched the median base salary of the Peer Companies, with six of the seven named executive officers’ base salaries falling within a competitive range (90% to 110%) of the Peer Company median. The 2007 base salary of Mr. Strauss, who retired in January 2008, was 115% of the Peer Company median.

          In determining 2008 base salaries for the named executive officers, the Compensation Committee reviewed the results of five salary budget surveys conducted by third-party compensation sources which indicated that the surveyed companies on average expected to increase executive salaries by 3.5% to 4.2% in 2008. In November 2007, the Compensation Committee reviewed an assessment by Mr. Strauss of the performance of the named executive officers (other than Mr. Strauss) during 2007. Based on the foregoing, the Compensation Committee has approved the following base salaries, effective January 1, 2008, for the named executive officers (excluding Mr. Strauss, Dr. Abrao and Ms. Barrett, who retired at the end of 2007; Mr. Price was a new hire in November 2007 and therefore did not receive a salary increase as of January 1, 2008):

Executive	2008 Base Salary	Increase from 2007
Jeffrey F. Eisenberg	$332,913	5.75%
W. Neil Jones	$266,002	5.0%
Juan A. Mantelle	$287,080	3.0%
Michael D. Price	$286,000	N/A
          The amount listed in the table above does not include the additional amount of base salary to be paid to Mr. Eisenberg in connection with his appointment in January 2008 as Noven’s Executive Vice President and Interim Chief Executive Officer under his letter agreement, which is discussed in this section below under the heading “Compensation to Interim Chief Executive Officer”.
Annual Incentive Plan
          Noven’s annual incentive plan or AIP is intended to motivate executives by recognizing and rewarding corporate and individual performance. The Compensation Committee believes that performance-based annual incentives, in the form of cash incentives, should represent a meaningful component of Noven’s executive compensation program.
          While the basic framework of the AIP has been similar for the past several years, the Compensation Committee annually reevaluates the parameters of the program based on Noven’s then-current circumstances, as well as the performance and/or goals that the Compensation Committee deems critical for the success of the Company.
Determination of Awards under 2007 AIP
          The determination of awards under the 2007 AIP for the named executive officers was based on three primary factors:
•	Financial Performance. Noven’s 2007 financial performance compared to pre-established financial measures.

•	Individual Performance Objectives. An executive officer’s performance in meeting his or her “individual performance objectives”.

•	Management Team Objectives. Noven’s performance in achieving “management team objectives” approved by the Compensation Committee.

          Of the CEO’s award under the 2007 AIP, 70% was based on Noven’s financial performance, with the remaining 30% based on the Compensation Committee’s assessment of the CEO’s achievement of individual performance objectives selected by the Compensation Committee, which closely aligned with the management team objectives discussed below. For the other named executive officers, 50% of the award was based on Noven’s financial performance, 30% was based on the Compensation Committee’s assessment of the executive officer’s performance in achieving his or her individual performance objectives, and the remaining 20% was based on Noven’s achievement of management team objectives related to the advancement of Noven’s commercialization strategy and to its product development pipeline. The Compensation Committee approved the management team objectives based on the Compensation Committee’s belief that their achievement should result in the creation of long-term stockholder value.
          The Compensation Committee selected target incentive bonus awards as fixed percentages of base salaries for the named executive officers. The 2007 target AIP awards were set at 60% of base salary for the CEO and at 45% of base salary for each of the other named executive officers. These targets were unchanged from 2006. In determining the target AIP awards for the named executive officers, the Compensation Committee considered market data, including the 2007 benchmarking study, which indicated that these target awards approximated the median for similarly situated executives at the Peer Companies.
          The financial measures selected by the Compensation Committee for the 2007 AIP were:
•	Revenues. Total combined net revenues of Noven and Novogyne adjusted to exclude Noven’s total product revenues from sales to Novogyne.

•	Pre-Tax Income. Noven’s pre-tax income adjusted to exclude clinical expenses.
For the revenue measure, the Compensation Committee added Novogyne revenues to the calculation because Noven is responsible for the sales and marketing function of the joint venture. For the pre-tax income measure, the Compensation Committee excluded clinical expenses from the calculation given the uncertainties in forecasting the timing and the magnitude of such expenses. Each measure was weighted equally for the purposes of calculating AIP outcomes.
          The specific revenue and pre-tax income targets approved for the 2007 AIP are summarized as follows:

Pre-Tax Income		Revenue
Performance		Performance
Achieved	Award	Achieved	Award
(% of	(% of	(% of	(% of
target)	target)	target)	target)
< 80%	0%	< 85%	0%
80%	50%	85%	50%
90%	75%	92.5%	75%
100%	100%	100%	100%
120%	120%	120%	182%
140%	180%	141%	265%

          The Compensation Committee established the performance matrix for the 2007 AIP in the first quarter of 2007 based on its assessment of the expected difficulty of Noven achieving the performance targets in 2007. There was no limit on the maximum percentage payout for either the pre-tax income or revenue measures.
          Revenue and pre-tax income in 2007 (as adjusted in the manner discussed above) were $192.1 million and $41.0 million, respectively. These amounts do not include the financial results of Noven Therapeutics, which Noven acquired after the performance targets were established. Due to a change in an accounting assumption used to prepare the 2007 AIP performance matrix, the Compensation Committee reduced the pre-tax income and revenue measures by $1.0 million during 2007.
          Based on the foregoing, Noven’s adjusted financial performance for 2007 resulted in an award equal to 91.3% of an individual’s target award under the 2007 AIP, calculated as follows:

Revenues		Pre-Tax Income
Performance	Award	Performance	Award
Achieved	(% of Target)	Achieved	(% of Target)
100.3%	100.7%	92.8%	81.9%
          In February 2008, the Compensation Committee assessed each named executive officer’s performance in meeting his or her individual performance objectives based on a combination of objective standards and subjective assessments of performance. Noven’s executive officers received ratings between 92% and 105% in achieving their respective individual performance objectives and the portion of their incentive awards under the 2007 AIP applicable to individual performance objectives were reduced or increased, as the case may be, by a corresponding percentage.
          The Compensation Committee allocated 20% of the 2007 AIP award (other than, as noted above, for the CEO) to the management team objectives as a means to incentivize the management team, as a group, to achieve the strategic objectives noted above. Based on its review of Noven’s performance in 2007, the Compensation Committee determined that the management team objectives were achieved in full and therefore the executive officers received 100% of this portion of the 2007 incentive awards.
          Consistent with prior years, the 2007 AIP gave the Compensation Committee the discretion to increase or decrease performance goals and target awards to reflect changed circumstances. For the 2007 AIP, the Compensation Committee exercised this discretion in determining the awards for Dr. Abrao, Mr. Eisenberg, Mr. Jones and Ms. Barrett. For these officers involved in the integration activities for Noven Therapeutics, the Compensation Committee selected objectives that were designed to promote the integration of the newly-acquired company into Noven. The objectives, which related primarily to Noven Therapeutics’ business objectives and strategic goals, have not been disclosed for materiality and competitive reasons. Based on its review of the Noven Therapeutics’ integration process, the Compensation Committee, in February 2008, increased the awards of the following named executive officers under the 2007 AIP by the following amounts:

Dr. Abrao ($8,976), Mr. Eisenberg ($19,833), Mr. Jones ($7,980) and Ms. Barrett ($12,899). These amounts are included in the 2007 AIP awards that are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 32.
2008 Annual Incentive Plan
          The Compensation Committee has approved an annual incentive plan for 2008. The financial measures (revenues and pre-tax income calculated in the same manner as 2007) for the 2008 AIP are based on Noven’s 2008 budget approved by the Board. For this and other competitive reasons, Noven has not disclosed the specific dollar values of the financial targets under the 2008 AIP.
          The percentage amounts of the performance matrix (award amounts based on performance) for the 2008 AIP are the same as discussed above for the 2007 AIP. Although no assurance can be given, the Compensation Committee believes that it is reasonably likely (although not certain or assured) that Noven will meet the minimum level of performance to trigger some incentive plan payment (i.e., at levels greater than or equal to 50% of target) under the 2008 AIP. The Compensation Committee further believes that achievement of the incentive plan’s financial target performance criteria is substantially uncertain and represents an appropriate challenge for Noven and its executive management team.
          The 2008 individual targets for cash incentives as a percentage of base salary for the named executive officers are unchanged from the 2007 levels discussed above. The 2008 AIP allocates 50% of an executive’s 2008 AIP award based on Noven’s financial performance and 50% to be based on individual performance objectives. To earn an award under the AIP, minimum corporate financial performance thresholds must be met. The Compensation Committee then determines whether each executive officer has met his or her individual performance objectives in determining his or her final award.
Long-Term Incentive Pay
          Long-term incentive pay in the form of equity grants is intended to relate a significant portion of compensation for the named executive officers to long-term price appreciation realized by Noven’s stockholders.
          Starting in 2006, the Compensation Committee began granting stock-settled stock appreciation rights (“SSARs”) in lieu of stock options. A SSAR entitles the holder to receive upon exercise the shares of common stock, on a net after-tax basis, equal in value to the amount by which the underlying stock has appreciated since the right was granted. While SSARs offer participants a similar economic benefit as stock options, the Compensation Committee believes SSARs provide considerable additional benefits to Noven, including reduced share dilution and need for share reserves as compared to stock options.
          It is Noven’s practice to make equity awards to selected employees on an annual basis at the November meeting of the Compensation Committee. The date of the November Compensation Committee meeting is established by the Board each year in advance. Under the 1999 Plan, the exercise price of SSARs (and stock options) may not be less than the closing price of Noven’s common stock on the date of grant.

          The following table shows the dollar value (using the Black-Scholes pricing model) of the equity awards granted to the named executive officers as part of the 2007 annual grant:

Executive	2007
Jeffrey F. Eisenberg	$350,000
W. Neil Jones	300,000
Juan A. Mantelle	200,000
          The Compensation Committee did not grant SSARs to Ms. Barrett or Dr. Abrao as part of the annual equity grant because of their impending retirement and did not grant SSARs to Mr. Strauss as the terms of his continued employment with Noven in 2008 were under discussion at the time. Mr. Price, who joined Noven as its Chief Financial Officer in November 2007, received an initial grant of SSARs valued at $400,000 on his date of hire, as a result of negotiations between Mr. Price and Noven. In order to attract and incentivize new hires, initial equity grants are typically larger than annual grants.
          The determination of equity grants to the named executive officers in 2007 was made with reference to ranges established based on competitive information obtained as part of the 2007 executive compensation study conducted by PM&P, the executive’s level of responsibility and the recommendation at the time of Mr. Strauss. The Compensation Committee targeted long-term incentive grants at the market 75th percentile based on the Company’s philosophy of having significant incentives in place that provide value based on increases in shareholder value. The combination of market median cash compensation (salary and annual incentive opportunities) and 75th percentile equity opportunities provides total compensation between the median and market 75th percentiles.
          Noven’s insider trading policy forbids hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Noven’s policies do not include share-retention or equity ownership requirements for its executive officers. In 2007, Noven’s Board asked PM&P to benchmark share-retention and equity ownership guidelines for executive officers at the Peer Companies. The results indicated that four of the 21 Peer Companies had implemented share-retention or equity ownership guidelines for executive officers. Based in part on this review in 2007, the Compensation Committee decided not to change Noven’s policy.
          Noven’s current form of equity award agreements contains clawback provisions. Under these provisions, executives who violate any non-competition, confidentiality or other obligation owed to Noven will forfeit any outstanding award as of the date of the violation and will have to return any gains realized in the twelve months prior to such violation. These provisions serve to protect Noven’s intellectual property and business franchise and help ensure that executives act in the best interests of Noven and its stockholders.

Benefits
          Benefits for the named executive officers are established based upon an assessment of competitive market factors and, to a lesser extent, a determination of what is needed to attract and retain talent. Except as described herein, named executive officers are generally entitled to the same benefits provided to all of our employees. In addition, Noven reimburses the following costs for named executive officers: airline club membership, certain financial planning services, executive physical examinations and communication equipment and monthly usage fees.
Compensation to Mr. Eisenberg as Interim Chief Executive Officer
          In January 2008, Noven appointed Mr. Eisenberg as Executive Vice President and Interim Chief Executive Officer. Mr. Eisenberg had been serving as Senior Vice President — Strategic Alliances. With the appointment of Mr. Brandt as Noven’s permanent Chief Executive Officer, Mr. Eisenberg currently serves as Noven’s Executive Vice President. In connection with his appointment as Interim Chief Executive Officer, Noven entered into a letter agreement with Mr. Eisenberg which provides him:
•	an additional $33,334 per month in base salary for the period from January 2, 2008 until April 29, 2008, the date of the appointment of Mr. Brandt as the permanent Chief Executive Officer; and

•	a restricted stock award for 7,342 shares of Noven common stock, which had a market value of $100,000 on the date of grant (based on a per share grant value of $13.62), and which vest over a two year period in eight quarterly installments beginning on March 31, 2008.
          Mr. Eisenberg’s cash compensation (base salary as increased by the amounts noted above plus his full year annual incentive opportunity) for his services as Interim CEO was designed to provide him, for his services as Interim Chief Executive Officer, with a total cash compensation package similar to the market median for a Peer Company chief executive officer, as determined in the market comparison performed during 2007 by PM&P. The Compensation Committee decided to include a restricted stock grant to provide a retention incentive for Mr. Eisenberg in the event that he did not become the permanent Chief Executive Officer, as his continued services as Executive Vice President were considered to be critical to Noven’s future success. The Compensation Committee decided on the amount of the restricted stock award based on the assumption that Mr. Eisenberg’s term as Interim Chief Executive Officer would be less than six months and that Mr. Eisenberg should receive an award that constitutes a significant percentage of his regular grant of SSARs. The Compensation Committee chose restricted stock as the instrument because it provides a much greater retention incentive than do SSARs.
          The letter agreement with Mr. Eisenberg also provides for severance in the event that, prior to December 31, 2009, he is terminated without “cause” or resigns for “good reason”, in which event he would receive (i) severance equal to one year of his then-current salary, (ii) an amount equal to his target award under the AIP in effect during the applicable fiscal year of the date of termination or resignation, (iii) immediate vesting of the restricted stock outstanding at the date of such termination or resignation, and (iv) an extension of the exercise period for then vested options or SSARs from 90 days to 12 months after the date of such termination or resignation. The severance benefits resulted from the negotiation of Mr. Eisenberg’s letter agreement and were deemed appropriate by the Compensation Committee.

Post-Employment Payments
Mr. Strauss
          In January 2008, Mr. Strauss retired from his roles as the President, Chief Executive Officer, director and Chairman of Noven. In connection with his retirement, Noven and Mr. Strauss entered into a separation agreement, which provided for:
•	a separation payment of $1,080,597;

•	an award under the 2007 AIP, to be paid at the same time and in the same manner as Noven’s executive officers;

•	a grant of 50,000 restricted stock units, which vest in January 2010, provided that Mr. Strauss does not violate certain non-competition, non-solicitation and confidentiality agreements included in his separation agreement; and

•	an extension of the exercise period for Mr. Strauss’ then vested stock options and vested SSARs from 90 days after the cessation of his employment to two years after the cessation of his employment.
          In arriving at these amounts in negotiation with Mr. Strauss, the Compensation Committee took into account the provisions in Mr. Strauss’ employment agreement that was in effect until December 31, 2007. Mr. Strauss’ employment agreement provided for the payment of two times salary and two times annual incentive opportunity, as consideration for not violating the non-competition, non-solicitation and confidentiality provisions of the employment agreement for a two year period beyond retirement. The separation payment under the separation agreement was in an amount equal to his targeted cash compensation for one year. The separation payment has been reported as compensation in the Summary Compensation Table in 2007 for Mr. Strauss under the “All Other Compensation” column.
          In connection with Mr. Strauss’ separation agreement, Noven recognized compensation expense in 2007 of (i) $524,000 as a result of the extension of the exercise period of his vested stock options and SSARs; and (ii) $681,000 related to the grant of 50,000 restricted stock units. Such amounts have been reported as compensation in the Summary Compensation Table in 2007 for Mr. Strauss under the “Option Awards” column and the “Stock Awards” column, respectively. Mr. Strauss did not receive an annual equity award in November 2007. The value of the 50,000 restricted stock units was selected to approximate the value of the annual equity award to Mr. Strauss in past years. The Compensation Committee agreed to pay Mr. Strauss his annual incentive award from the 2007 AIP because he had been employed for all of 2007. The Compensation Committee decided to extend the exercise period of vested stock options and SSARs to allow Mr. Strauss to benefit from potential future share price increases. The Compensation Committee also decided not to accelerate vesting of Mr. Strauss’ unvested stock options and SSARs. Overall, the separation arrangement described above reduced the cash payments to Mr. Strauss over the amounts that would have been payable under his employment agreement, while providing him with upside potential if Noven’s share price increases over the next two years. Noven did not maintain any supplemental executive retirement plans for Mr. Strauss and does not for any other named executive officer.

Ms. Barrett
          Ms. Barrett retired from Noven on December 31, 2007. In connection with her retirement, Noven and Ms. Barrett entered into a letter agreement in November 2007 which provided Ms. Barrett with the following benefits if she continued her employment through December 31, 2007:
•	a separation payment of $395,850;

•	an award under the 2007 AIP, to be paid at the same time and in the same manner as Noven’s executive officers; and

•	an extension of the exercise period for Ms. Barrett’s then vested stock options and vested SSARs from 90 days after the cessation of her employment to one year after the cessation of her employment.
          The separation payment, which was based on an amount equal to Ms. Barrett’s base salary and annual incentive bonus target, was agreed to in consideration for Ms. Barrett’s agreement to extend her employment through December 31, 2007. The separation payment has been reported as compensation in the Summary Compensation Table in 2007 for Ms. Barrett under the “All Other Compensation” column. The Compensation Committee agreed to pay Ms. Barrett her annual incentive award from the 2007 AIP because she had been employed for all of 2007. The Compensation Committee decided to extend the exercise period of vested stock options and SSARs to allow Ms. Barrett to benefit from future potential share price increases. In connection with Ms. Barrett’s letter agreement, Noven recognized compensation expense of $135,000 in 2007 as a result of the extension of the exercise period of her vested stock options and SSARs. This amount has been reported as compensation in the Summary Compensation Table in 2007 for Ms. Barrett in the “Stock Option” column.
Mr. Jones
          On April 29, 2008, Noven and Mr. Jones entered into a letter agreement with respect to his resignation, effective May 31, 2008, from his role as Vice President — Marketing and Sales. Under his letter agreement, Mr. Jones will receive the following benefits if he continues his employment through May 31, 2008:
•	a separation payment of $100,000;

•	an extension of the exercise period for Mr. Jones’ then vested stock options and vested SSARs that have an exercise price of $22.00 per share or less from 90 days after the cessation of his employment to one year after the cessation of his employment.
The separation payment was agreed to in consideration for Mr. Jones’ agreement to extend his employment through May 31, 2008. The Compensation Committee decided to extend the exercise period of certain vested stock options and SSARs to allow Mr. Jones to benefit from future potential share price increases. Noven will recognize compensation expense in 2008 of approximately $31,008 as a result of the extension of the exercise period of his vested stock options and SSARs.

Dr. Abrao
          Dr. Abrao retired from Noven on December 31, 2007. In connection with his retirement, Noven and Dr. Abrao entered into a letter agreement in July 2007 which provided Dr. Abrao with the following benefits if he continued his employment through December 31, 2007:
•	a separation payment of $284,996;

•	an award under the 2007 AIP, to be paid at the same time and in the same manner as Noven’s executive officers; and

•	an extension of the exercise period for Dr. Abrao’s then vested stock options and vested SSARs from 90 days after the cessation of his employment to one year after the cessation of his employment.
          The separation payment, which was based on an amount equal to Dr. Abrao’s base salary, was agreed to in consideration for Dr. Abrao’s agreement to extend his employment through December 31, 2007. The separation payment has been reported as compensation in the Summary Compensation Table in 2007 for Dr. Abrao under the “All Other Compensation” column. The Compensation Committee agreed to pay Dr. Abrao his annual incentive award from the 2007 AIP because he had been employed for all of 2007. The Compensation Committee decided to extend the exercise period of vested stock options and SSARs to allow Dr. Abrao to benefit from future potential share price increases. In connection with Dr. Abrao’s letter agreement, Noven recognized compensation expense of $38,811 in 2007 as a result of the extension of the exercise period of his vested stock options and SSARs. This amount has been reported as compensation in the Summary Compensation Table in 2007 for Dr. Abrao in the “Stock Option” column.
Change of Control Arrangements
          Noven has separately entered into change of control employment agreements with the named executive officers. These agreements, which are more fully described beginning on page 2 of this Proxy Statement, become effective if a change of control occurs during the three-year period that commences on the execution of the agreement. The change of control employment agreements are intended to further the interests of Noven’s stockholders by providing for continuity of management in the event of a change of control of Noven. In 2007, the Compensation Committee renewed these agreements for the named executive officers, which had the effect of extending the three-year term of those agreements to November 2010.
          In the event that any payments made in connection with a change of control under the change of control employment agreements for the named executive officers would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Noven will “gross-up” the officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest thereon.
          Awards (including SSARs and stock options) granted under the 1999 Plan vest immediately upon a “change of control”. The definition of a “change of control” under these awards is substantially the same as the definition of “change of control” described on page 44 with respect to the change of control employment agreements.

Internal Revenue Code Limits on Deductibility of Compensation
          Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.
          The Compensation Committee believes that it is generally in Noven’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock or restricted stock unit awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee may approve compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding Noven’s efforts, that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so. All of the executive compensation payments in 2007 were deductible under Section 162(m).
Compensation Committee Report
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other of our filings, including this Proxy Statement, in whole or in part, the Report of the Compensation Committee below shall not be incorporated by reference into any such filings. This report shall also not be deemed to be “soliciting material,” or to have been “filed” with the Securities and Exchange Commission or subject to Regulation 14A under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 thereof.
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
John G. Clarkson, M.D., Chairperson
Pedro P. Granadillo
Robert G. Savage

Summary Compensation Table
          The table below and the accompanying footnotes include information regarding 2006 and 2007 compensation for each of the named executive officers. Other tables in this Proxy Statement provide additional detail on specific types of compensation.

							Change
							in
							Pension
						Non-	Value
						Equity	and Non-
						Incentive	Qualified
						Plan	Deferred	All Other
					Option	Compen-	Compen-	Compen-
Name and Principal			Bonus	Stock	Awards	sation	sation	sation
Position	Year	Salary	(1)	Awards	(2) (3)	(4)	Earnings	(5)	Total

Robert C. Strauss (6)	2007	$611,251	$0	$681,000	$1,214,492	$334,813	$0	$1,103,212	$3,944,768
Former President,	2006	587,741	66,121	0	554,231	245,129	0	21,857	1,475,079
Chief Executive Officer & Chairman

Jeffrey F. Eisenberg	2007	314,810	0	0	265,577	151,051	0	21,252	752,740
Executive Vice	2006	302,702	24,902	0	223,116	92,319	0	20,758	663,797
President & Former Interim CEO

Michael D. Price (7)	2007	27,500	10,000	0	12,500	0	0	11,772	51,772
Vice President & Chief	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Financial Officer

Diane M. Barrett (8)	2007	273,000	0	0	391,874	125,051	0	416,812	1,206,737
Former Vice President &	2006	262,500	21,041	0	223,116	78,005	0	19,394	604,056
Chief Financial Officer

Juan A. Mantelle	2007	278,718	0	0	247,974	111,753	0	19,173	657,618
Vice President & Chief	2006	267,998	20,917	0	210,144	77,543	0	18,407	595,009
Technical Officer

W. Neil Jones (9)	2007	253,334	0	0	251,062	112,053	0	24,393	640,842
Vice President -	2006	243,591	20,142	0	210,144	74,672	0	20,345	568,894
Marketing & Sales

Eduardo G. Abrao (10)	2007	284,966	0	0	252,275	126,044	0	306,098	969,383
Former Vice President -	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Clinical Development & Chief Medical Officer

(1)	2006 amounts represent cash awards under the 2006 Daytrana™ annual incentive plan, which was a discretionary plan based on Noven’s performance in 2006 with respect to Noven’s Daytrana™ patch. There was no such discretionary plan in 2007.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of equity grants made pursuant to the 1999 Plan, including amounts from awards granted prior to 2007. Pursuant to the rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 2 to Noven’s audited consolidated financial statements for the year ended December 31, 2007 included in Noven’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2008.

(3)	The grant date fair value of the equity incentive grants made to the named executive officers in 2007 is set forth on the “Grant of Plan-Based Awards in 2007” table below.

(4)	Represents cash awards made under Noven’s formula-based annual incentive plans. Noven’s 2007 AIP is more fully described in the “Compensation Discussion and Analysis” above which begins on page 19.

(5)	Items included under “All Other Compensation” for 2007 for each named executive officer are set forth in the table below:

	Cash		401(k)
	Separation		Matching	Auto	Life	Other
Name	Payment	Relocation	Contributions	Allowance	Insurance	Perquisites	Total

R. Strauss	$1,080,597	$0	$7,750	$10,200	$1,224	$3,441	$1,103,212
J. Eisenberg	0	0	7,750	7,200	907	5,395	21,252
M. Price	0	11,000	0	692	69	11	11,772
D. Barrett	395,000	0	7,750	7,200	786	6,076	416,812
J. Mantelle	0	0	7,750	7,200	804	3,419	19,173
N. Jones	0	0	7,600	7,200	732	8,861	24,393
E. Abrao	284,996	0	7,750	7,200	821	5,331	306,098

These items include: (i) the cash separation payments to Mr. Strauss, Ms. Barrett and Dr. Abrao that were paid or accrued in 2007 and which are described in footnotes 6, 8 and 10 immediately below); (ii) relocation payments; (iii) matching contributions made by Noven under its 401(k) Employee Savings Plan (a plan providing for broad-based employee participation), including a “401(k) restoration match” under Noven’s Deferred Compensation Plan; (iv) a non-accountable auto allowance; (v) insurance premiums paid by Noven for life insurance for the benefit of the named executive officers; and (vi) the following additional perquisites: airline club membership, financial planning services, physical examinations, and communication equipment and related usage fees. The value of these perquisites is calculated based on their incremental cost to Noven, which is determined based on the actual cost of providing these perquisites.

(6)	Mr. Strauss retired from his roles as President, Chief Executive Officer, director and Chairman of Noven, effective on January 2, 2008. Under his separation agreement, dated January 2, 2008, Mr. Strauss was granted restricted stock units for 50,000 shares of Noven’s common stock, which restricted stock units will vest all at once on January 10, 2010, provided Mr. Strauss complies with specified restrictive covenants. The amount set forth in the “Stock Awards” column for Mr. Strauss reflects the dollar amount that Noven recognized for financial statement reporting purposes in 2007 in accordance with FAS 123(R) with respect to these restricted stock units. Under Mr. Strauss’ separation agreement, the exercise periods of his vested stock options and SSARs were extended and may be exercised on or before the earlier of December 31, 2009 or the expiration date set forth in the applicable award agreement. The amount set forth in the “Option Awards” column for Mr. Strauss includes $524,000 that Noven recognized for financial statement reporting purposes in 2007 in accordance with FAS 123(R) as a result of the extension of the exercise period. Under Mr. Strauss’ separation agreement, he was entitled to receive an award under the 2007 AIP, which is reflected in the “Non-Equity Incentive Plan Compensation” column. Under Mr. Strauss’ separation agreement, he received a cash separation payment in the amount of $1,080,597, which was accrued in 2007 and has therefore been reflected in the “All Other Compensation” column for 2007. The separation agreement between Noven and Mr. Strauss is more fully described in “Compensation Discussion and Analysis” which begins on page 19.

(7)	Mr. Price, who joined Noven on November 19, 2007, received a $10,000 sign-on bonus on his date of hire and $11,000 in relocation benefits.

(8)	Ms. Barrett retired from her roles as Vice President of Noven, effective December 31, 2007, and Chief Financial Officer of Noven, effective November 19, 2007. Under her letter agreement, dated November 13, 2007, among other things, the exercise periods of Ms. Barrett’s vested stock options and SSARs were extended and may be exercised on or before the earlier of December 31, 2008 or the expiration date set forth in the applicable award agreement. The dollar amount set forth in the “Option Awards” column for Ms. Barrett includes $135,000 that Noven recognized for financial statement reporting purposes in 2007 in accordance with FAS 123(R) as a result of the extension of the exercise period. Under Ms. Barrett’s letter agreement, among other things, she was entitled to receive an award under the 2007 AIP, which is reflected in the “Non-Equity Incentive Plan Compensation” column. Under Ms. Barrett’s letter agreement, she received a cash separation payment in the amount of $395,850, which is reflected in the “All Other Compensation” column for 2007. The letter agreement between Noven and Ms. Barrett is more fully described in “Compensation Discussion and Analysis” which begins on page 19.

(9)	On April 29, 2008, Noven and Mr. Jones entered into a letter agreement with respect to his resignation, effective May 31, 2008, from his role as Vice President — Marketing and Sales. No amounts related to the letter agreement have been included in this table because they will be paid in 2008. The letter agreement is described in “Compensation Discussion and Analysis” which begins on page 19.

(10)	Dr. Abrao retired from his role as Vice President — Clinical Development and Chief Medical Officer on December 31, 2007. Under his letter agreement, dated July 27, 2007, among other things, the exercise period of Dr. Abrao’s vested stock options and SSARs were extended and may be exercised on or before the earlier of December 31, 2008 or the expiration date set forth in the applicable award agreement. The dollar amount set forth in the “Option Awards” column for Dr. Abrao includes $38,811 that Noven recognized for financial statement reporting purposes in 2007 in accordance with FAS 123(R) as a result of the extension of the exercise period. Under Dr. Abrao’s letter agreement, among other things, he was entitled to receive an award under the 2007 AIP, which is reflected in the “Non-Equity Incentive Plan Compensation” column. Under Dr. Abrao’s letter agreement, he received a cash separation payment in the amount of $284,996, which is reflected in the “All Other Compensation” column for 2007. The letter agreement between Noven and Dr. Abrao is more fully described in “Compensation Discussion and Analysis” which begins on page 19.

Grants of Plan-Based Awards in 2007

								All Other
								Option/SSAR
								Awards:	Exercise	Grant Date
								Number of	or Base	Fair Value of
								Securities	Price of	Stock and
								Underlying	Option/	Option/
		Estimated Possible Payouts			Estimated Future Payouts			Options/	SSAR	SSAR
		Under Non-Equity Incentive			Under Equity Incentive			SSARs (2)	Awards	Awards (4)
		Plan Awards (1)			Plan Awards			(#)	(3) ($/Sh)	($)
				Maxi-	Thresh-		Maxi-
	Grant	Threshold	Target	mum	old	Target	mum
Name	Date	($)	($)	($)	(#)	(#)	(#)

Robert C. Strauss (5)	11/13/07	$183,376	$366,751	N/A	0	0	0	0	N/A	N/A
Jeffrey F. Eisenberg	11/13/07	70,833	141,665	N/A	0	0	0	52,161	$14.54	$350,000
Michael D. Price (6)	11/19/07	N/A	N/A	N/A	0	0	0	62,500	$13.93	$400,000
Diane M. Barrett (5)	11/13/07	61,425	122,850	N/A	0	0	0	0	N/A	N/A
Juan A. Mantelle	11/13/07	62,712	125,423	N/A	0	0	0	29,806	$14.54	$200,000
W. Neil Jones	11/13/07	57,000	114,000	N/A	0	0	0	44,709	$14.54	$300,000
Eduardo G. Abrao (5)	11/13/07	64,117	128,235	N/A	0	0	0	0	N/A	N/A

(1)	Cash awards paid under Noven’s 2007 AIP are disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. The “Estimated Possible Payouts” shown in the table above are based on the threshold (50% of target) and target amounts that the named executive officers were eligible to receive under this plan as described in the discussion of this plan found in “Compensation Discussion and Analysis” which begins on page 2. No maximum amount is provided because this plan does not limit the maximum potential payout.

(2)	Represents the number of shares of Noven’s common stock underlying the SSAR award granted to each named executive officer under the 1999 Plan. Each grant vests at a rate of 25% per year on the first four anniversaries of the seven-year term of the grant.

(3)	Exercise price of each SSAR is the closing price of Noven’s common stock on the date of grant.

(4)	Represents the grant date fair value of each SSAR award computed in accordance with FAS 123(R).

(5)	As discussed in the Compensation Discussion and Analysis section, each of these former executive officers was entitled to receive an award under the 2007 AIP at the same time and same manner as Noven’s executive officers.

(6)	Mr. Price, who joined Noven on November 19, 2007, did not participate in the 2007 AIP.

Outstanding Equity Awards at 2007 Year-End

				Option/SSAR Awards
				Equity Incentive
	Number Of	Number of		Plan Awards: Number
	Securities	Securities		of Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised
	Options/SSARs (#)	Options/SSARs (#)		Unearned	Option/SSAR
	Exercisable	Unexercisable		Options/SSARs	Exercise Price	Option/SSAR
Name	(1)	(1)		(#)	($)	Expiration Date

Robert C. Strauss (6)	20,360 (2)	0		0	$22.83	12/31/2009
	53,704	0		0	$13.68	12/31/2009
	100,000	0		0	$22.60	12/31/2009
	80,000	0		0	$10.45	12/31/2009
	120,000	0		0	$13.11	09/04/2009
	90,000	0		0	$15.13	11/05/2008

Jeffrey F. Eisenberg (7)	0	52,161	(2)(3)	0	$14.54	11/12/2014
	5,882 (2)	17,645	(2)(3)	0	$22.83	11/13/2013
	15,432	15,432	(3)	0	$13.68	11/14/2012
	50,000	0	(4)	0	$22.60	11/10/2011
	12,000	12,000	(5)	0	$10.45	11/04/2010
	19,099	0	(5)	0	$13.11	09/04/2009
	50,000	0	(4)	0	$15.13	11/05/2008

Michael D. Price (8)	0	62,500	(2)(3)	0	$13.93	11/18/2014

Diane M. Barrett (9)	5,882 (2)	0		0	$22.83	12/31/2008
	15,432	0		0	$13.68	12/31/2008
	50,000	0		0	$22.60	12/31/2008
	12,000	0		0	$10.45	12/31/2008
	19,099	0		0	$13.11	12/31/2008
	50,000	0		0	$15.13	11/05/2008

Juan A. Mantelle	0	29,806	(2)(3)	0	$14.54	11/12/2014
	5,882 (2)	17,645	(2)(3)	0	$22.83	11/13/2013
	7,716	15,432	(3)	0	$13.68	11/14/2012
	50,000	0	(4)	0	$22.60	11/10/2011
	10,001	10,000	(5)	0	$10.45	11/04/2010
	10,000	0	(5)	0	$13.11	09/04/2009
	40,000	0	(4)	0	$15.13	11/05/2008

W. Neil Jones	0	44,709	(2)(3)	0	$14.54	11/12/2014
	5,882 (2)	17,645	(2)(3)	0	$22.83	11/13/2013
	7,716	15,432	(3)	0	$13.68	11/14/2012
	50,000	0	(4)	0	$22.60	11/10/2011
	20,000	10,000	(5)	0	$10.45	11/04/2010
	10,000	0	(5)	0	$13.11	09/04/2009

Eduardo G. Abrao (10)	5,882 (2)	0		0	$22.83	12/31/2008
	7,716	0		0	$13.68	12/31/2008
	25,000	0		0	$22.60	12/31/2008
	6,668	0		0	$10.45	12/31/2008
	20,000	0		0	$11.12	12/31/2008

(1)	All equity awards listed in this table are stock option awards unless otherwise indicated.

(2)	Grant of SSAR.

(3)	Each grant vests at a rate of 25% per year on the first four anniversaries of the seven-year term of the grant.

(4)	Vesting was accelerated in 2005 by action of Noven’s Compensation Committee.

(5)	Each grant vests at a rate of 20% per year on the first five anniversaries of the seven-year term of the grant.

(6)	Mr. Strauss retired from his roles as President, Chief Executive Officer, director and Chairman of Noven on January 2, 2008. In connection with his retirement, Noven and Mr. Strauss entered into a separation agreement, dated as of January 2, 2008, pursuant to which, among other things: (a) all of Mr. Strauss’ stock options and SSARs which were vested as of December 31, 2007 may be exercised on or before the earlier of December 31, 2009 or the expiration date set forth in the applicable award agreement; and (b) all of Mr. Strauss’ stock options and SSARs which were not vested as of December 31, 2007 were forfeited and terminated. Additionally, in connection with Mr. Strauss’ retirement, Noven granted to Mr. Strauss under the 1999 Plan restricted stock units for 50,000 shares of Noven’s common stock, which restricted stock units will vest all at once on January 10, 2010, provided that Mr. Strauss does not violate certain non-competition, non-solicitation and confidentiality agreements. The above table sets forth equity awards held by Mr. Strauss as of December 31, 2007 and, accordingly, these restricted stock units, which were granted to Mr. Strauss on January 2, 2008, are not reflected in the table. The separation agreement between Noven and Mr. Strauss is more fully described in “Compensation Discussion and Analysis” which begins on page 19.

(7)	Mr. Eisenberg was appointed Executive Vice President and Interim Chief Executive Officer of Noven, effective January 2, 2008. In connection with his appointment, Noven and Mr. Eisenberg entered into a letter agreement, dated as of January 2, 2008, pursuant to which, among other things, Noven granted to Mr. Eisenberg under the 1999 Plan restricted stock units for 7,342 shares of Noven’s common stock, which restricted stock units will vest in eight equal quarterly installments beginning on March 31, 2008. The above table sets forth equity awards held by Mr. Eisenberg as of December 31, 2007 and, accordingly, these restricted stock units, which were granted to Mr. Eisenberg on January 2, 2008, are not reflected in the table. The letter agreement between Noven and Mr. Eisenberg is more fully described in “Compensation Discussion and Analysis” which begins on page 19.

(8)	Ms. Barrett retired from her roles as Vice President of Noven, effective December 31, 2007, and Chief Financial Officer of Noven, effective November 19, 2007. In connection with her retirement, Noven and Ms. Barrett entered into a letter agreement, dated as of November 13, 2007, pursuant to which, among other things: (a) Ms. Barrett’s stock options and SSARs continued to vest through December 31, 2007; (b) all of Ms. Barrett’s stock options and SSARs which were vested as of December 31, 2007 may be exercised on or before the earlier of December 31, 2008 or the expiration date set forth in the applicable award agreement; and (c) all of Ms. Barrett’s stock options and SSARs which were not vested as of December 31, 2007 were forfeited and terminated. The letter agreement between Noven and Ms. Barrett is more fully described in “Compensation Discussion and Analysis” which begins on page 19.

(9)	Mr. Price joined Noven as its Vice President and Chief Financial Officer on November 19, 2007.

(10)	Dr. Abrao retired from his role as Vice President — Clinical Development and Chief Medical Officer of Noven effective December 31, 2007. In connection with his retirement, Noven and Dr. Abrao entered into a letter agreement in July 2007 pursuant to which, among other things: (a) Dr. Abrao’s stock options and SSARs continued to vest through December 31, 2007; (b) all of Dr. Abrao’s stock options and SSARs which were vested as of December 31, 2007 may be exercised on or before the earlier of December 31, 2008 or the expiration date set forth in the applicable award agreement; and (c) all of Dr. Abrao’s stock options and SSARs which were not vested as of December 31, 2007 were forfeited and terminated. The letter agreement between Noven and Dr. Abrao is more fully described in “Compensation Discussion and Analysis” which begins on page 19.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise (1)	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Robert C. Strauss	0	$0	0	$0
Jeffrey F. Eisenberg	901	13,236	0	0
Michael D. Price	0	0	0	0
Diane M. Barrett	10,901	150,135	0	0
Juan A. Mantelle	7,716	87,345	0	0
W. Neil Jones	15,716	171,343	0	0
Eduardo G. Abrao	0	0	0	0

(1)	Value realized is the amount by which the market value of Noven’s common stock on the date of exercise exceeds the exercise price, multiplied by the number of shares for which the option was exercised.
Non-qualified Deferred Compensation in 2007
     Noven has established a non-qualified deferred compensation plan available to members of the Board and a group of Noven’s officers selected by Noven’s Employee Benefits Committee. The plan permits participants to defer receipt of part of their current compensation to a later date as part of their personal retirement or financial planning. Participants may elect to defer, as applicable, portions of their director fees, base salary, bonus, long-term incentive plan awards, and/or restricted stock grants. Deferral elections are made annually and expire at the end of each plan year. Deferral elections are irrevocable once made. Benefit security for the plan is provided by a rabbi trust.
     Deferrals are subject to minimum and maximum amount requirements, as defined in the plan. An employee participant that elects to participate in the plan in a given plan year must defer at least an aggregate amount of $4,000 from his or her base salary, bonus and/or long-term incentive plan awards; a director participant must defer at least $4,000 of his or her director fees. No minimum deferral is required for restricted stock grants, and a restricted stock recipient may defer up to 100% of a restricted stock grant. Deferring a grant of restricted stock does not alter the timetable for vesting of that grant. An employee participant may defer up to 75% of his or her salary and up to 100% of his or her bonus and/or long-term incentive plan awards; director participants may defer up to 100% of their director fees.
     Commencing in 2007, participants are eligible to receive a “401(k) restoration match” that is intended to address reductions in the amount that participants receive in matching contributions under Noven’s 401(k) Employee Savings Plan as a result of certain limits generally applicable to 401(k) plans. Contributions made by Noven under the deferred compensation plan in 2007 as a result of the 401(k) restoration match are noted in the table below.
     Participants are at all times 100% vested in their deferral accounts. For cash deferrals, participants may elect one or more measurement funds selected by the Employee Benefits Committee (which are based on certain mutual funds) for the purpose of crediting or debiting additional amounts to a participant’s deferral account balance. Restricted stock deferrals are automatically allocated to a Noven stock unit measurement fund.
     Amounts deferred may be paid out to participants in scheduled distributions, which may not be any sooner than two full plan years after the year to which the deferral election relates. A participant may also elect to receive a distribution if such participant experiences an unforeseeable financial emergency (as defined in the plan) or in the event of a change of control of Noven. Distributions may also be made upon a participant’s retirement, termination, disability or death.
     Noven may terminate the plan at any time; however, upon termination, benefits would be paid as defined in the plan.
     The following table sets forth the amounts deferred in 2007 under the non-qualified deferred compensation plan by the named executive officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in 2007	Withdrawals/	Balance at
Name	2007 (1) (2) ($)	2007 ($)	(3) ($)	Distributions ($)	12/31/07 (4) ($)

Robert C. Strauss	$0	$1,000	$0	$1,000	$1,000
Jeffrey F. Eisenberg	75,000	1,000	8,043	0	114,511
Michael D. Price	0	0	0	0	0
Diane M. Barrett	0	1,000	0	1,000	0
Juan A. Mantelle	5,908	1,096	2,043	0	26,377
W. Neil Jones	10,000	850	1,091	0	11,941
Eduardo G. Abrao	10,719	1,000	559	12,278	0

(1)	Messrs. Eisenberg, Jones and Mantelle and Dr. Abrao were the only named executive officers who elected to defer compensation under the plan in 2007.

(2)	All amounts in this column are also reported as compensation for the applicable individual in the Summary Compensation Table.

(3)	None of the amounts in this column are reported as compensation for the applicable individual in the Summary Compensation Table; no above market or preferential earnings are paid on deferred compensation under the plan.

(4)	The aggregate balances at December 31, 2007 for Mr. Eisenberg and Mr. Mantelle include $30,000 and $15,877, respectively that are also reported as compensation in 2006 in the Summary Compensation Table.

Change of Control and Termination Payments
     The tables below disclose the amounts payable to each of the named executive officers upon different termination scenarios. For Ms. Barrett and Dr. Abrao, who were not serving as named executive officers at the end of 2007, the amounts shown are based on the actual amount paid or to be paid to them under letter agreements entered into in connection with their retirements. For the other named executive officers, the amounts shown assume that such termination was effective as of December 31, 2007, and are estimates of the amounts which would have been paid out to the executives upon their termination at such date. In addition, for Messrs. Strauss and Jones, who separated from Noven in 2008, the tables below include the actual amount paid or payable under their respective separation agreements.
     The amounts shown in these tables do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment such as accrued salary and vacation pay, and disability benefits (if applicable). The amounts shown in these tables also do not include distributions of plan balances under Noven’s non-qualified deferred compensation plan. These amounts are shown in the table on page 39.
     The 1999 Plan provides for the acceleration of vesting of unvested equity awards upon a change of control. These tables include in the applicable columns the value of the gain realized if the named executive officer were to exercise all unvested equity awards on the date of termination, based on the closing price of Noven’s common stock on December 31, 2007 ($13.88).
Robert C. Strauss — Former Chief Executive Officer, President and Chairman

	Actual	Amounts Payable under Previous Employment Agreement as of 12/31/07
	Amounts Due		Termination
	under 1/2/08		Prior to	Termination
Benefits and Payments Upon	Separation		Change of	After Change
Termination	Agreement	Retirement	Control	of Control	Death	Disability

Cash Payments	$1,080,597	N/A	$2,018,322	$3,173,103	$305,626	N/A
Extension of Option Exercise Period from 90 days to 2 years	524,000	N/A	N/A	N/A	N/A	N/A
Restricted Stock Grant	681,000	N/A	N/A	N/A	N/A	N/A
Payment under 2007 AIP	334,813	N/A	N/A	N/A	N/A	N/A
Post-Employment Medical Benefits	0	$195,984	195,984	195,984	N/A	$195,984
Acceleration of Equity Awards	0	N/A	N/A	456,881	N/A	N/A
Excise Tax and Gross-Ups	0	N/A	N/A	0	N/A	N/A

Total	$2,620,410	$195,984	$2,214,306	$3,825,968	$305,662	$195,984
     Noven and Mr. Strauss entered into a separation agreement on January 2, 2008 in connection with his retirement as Noven’s Chief Executive Officer, President and Chairman. The payments and benefits payable to Mr. Strauss under the separation agreement are listed in the second column of the preceding table. The remainder of the table lists the amounts that Mr. Strauss would have received, as of December 31, 2007, under his employment agreement that expired on December 31, 2007. For additional discussion of Mr. Strauss’ separation agreement, see “Compensation Discussion and Analysis” which begins on page 19.

     The payment to Mr. Strauss under the 2007 AIP ($334,813), the compensation expense that Noven recognized in 2007 as a result of the extension of the exercise period of his vested stock options and SSARs ($524,000) and the grant of restricted stock ($681,000) have also been reported as 2007 compensation for Mr. Strauss in the Summary Compensation Table.
Jeffrey F. Eisenberg — Executive Vice President and Interim Chief Executive Officer

				Without
	Termination		Voluntary by	Cause or by
	Prior to		Executive not for	Executive for
Benefits and	Change of	Additional	Good Reason	Good Reason	Death (after	Disability
Payments Upon	Control (other	Benefits on	(after Change of	(after Change	Change of	(after Change
Termination	than for cause)	Retirement	Control)	of Control)	Control)	of Control)

Cash Payments	$465,911	N/A	$146,780	$1,069,960	$146,780	$146,780
Welfare Benefit Continuation	14,258	N/A	N/A	48,849	48,849	48,849
Outplacement Benefits	25,000	N/A	N/A	25,000	N/A	N/A
Acceleration of Equity Awards	N/A	N/A	103,199	103,199	103,199	103,199
Excise Tax and Gross-Ups	N/A	N/A	0	0	0	0

Total	$505,169	N/A	$249,979	$1,247,008	$298,828	$298,828
     For Mr. Eisenberg, the amounts shown assume that a termination was effective as of December 31, 2007, and are estimates of the amounts which would have been paid upon his termination at such date.
     As described in “Compensation Discussion and Analysis” which begins on page 19, Noven and Mr. Eisenberg entered into a letter agreement in January 2008 in connection with his appointment as Noven’s Executive Vice President and Interim Chief Executive Officer. Under this letter agreement, Mr. Eisenberg will receive the following severance benefits in the event that, prior to December 31, 2009, he is terminated without “cause” or resigns for “good reason”: (i) severance equal to one year of his then-current salary, (ii) an amount equal to his target award under the AIP in effect during the applicable fiscal year of the date of termination or resignation, (iii) immediate vesting of the restricted stock outstanding at the date of such termination or resignation, and (iv) an extension of the exercise period for then vested options or SSARs from 90 days to 12 months after the date of such termination or resignation. The amounts shown in the second column of the preceding table for a termination without cause prior to a change of control as of December 31, 2007 do not include the severance benefits payable under the January 2008 letter agreement with Mr. Eisenberg.

Michael D. Price — Vice President and Chief Financial Officer

				Without
	Termination		Voluntary by	Cause or by
	Prior to		Executive not for	Executive for
Benefits and	Change of	Additional	Good Reason	Good Reason	Death (after	Disability
Payments Upon	Control (other	Benefits on	(after Change of	(after Change	Change of	(after Change
Termination	than for cause)	Retirement	Control)	of Control)	Control)	of Control)

Cash Payments	$286,000	N/A	$0	$572,000	$0	$0
Welfare Benefit Continuation	12,360	N/A	N/A	43,991	43,991	43,991
Outplacement Benefits	25,000	N/A	N/A	25,000	N/A	N/A
Acceleration of Equity Awards	N/A	N/A	0	0	0	0
Excise Tax and Gross-Ups	N/A	N/A	0	0	0	0

Total	$323,360	N/A	0	$640,991	$43,991	$43,991
     For Mr. Price, the amounts shown assume that a termination was effective as of December 31, 2007, and are estimates of the amounts which would have been paid upon his termination at such date.
Diane M. Barrett — Former Vice President and Chief Financial Officer

Benefits and Payments Upon Termination	Actual Amounts Payable under Letter Agreement
Cash Payments	$395,000
Extension of Option Exercise Period for Vested Options from 90 days to 1 year	135,000
Payment under 2007 AIP	125,051

Total	$655,051
     Noven and Ms. Barrett entered into a letter agreement in November 2007 in connection with her retirement as Noven’s Chief Financial Officer. The payments and benefits payable to Ms. Barrett under the letter agreement are listed in the preceding table. For additional discussion of Ms. Barrett’s letter agreement, see “Compensation Discussion and Analysis” which begins on page 19.
     The payment to Ms. Barrett under the 2007 AIP ($125,051) and the compensation expense that Noven recognized in 2007 as a result of the extension of the exercise period of her vested stock options and SSARs ($135,000) have also been reported as 2007 compensation for Ms. Barrett in the Summary Compensation Table.
W. Neil Jones — Vice President — Marketing and Sales

		Termination		Voluntary by	Without Cause
	Actual	Prior to		Executive not	or by Executive	Death
	Amounts	Change of		for Good	for Good	(after	Disability
Benefits and	Payable	Control	Additional	Reason (after	Reason (after	Change	(after
Payments Upon	under Letter	(other than	Benefits on	Change of	Change of	of	Change of
Termination	Agreement	for cause)	Retirement	Control)	Control)	Control)	Control)

Cash Payments	$100,000	$365,387	N/A	$120,847	$869,209	$120,847	$120,847
Welfare Benefit Continuation	0	14,258	N/A	N/A	48,498	48,498	48,498
Outplacement Benefits	0	25,000	N/A	N/A	25,000	N/A	N/A

		Termination		Voluntary by	Without Cause
	Actual	Prior to		Executive not	or by Executive	Death
	Amounts	Change of		for Good	for Good	(after	Disability
Benefits and	Payable	Control	Additional	Reason (after	Reason (after	Change	(after
Payments Upon	under Letter	(other than	Benefits on	Change of	Change of	of	Change of
Termination	Agreement	for cause)	Retirement	Control)	Control)	Control)	Control)

Acceleration of Equity Awards	0	N/A	N/A	115,230	115,230	115,230	115,230
Excise Tax and Gross-Ups	0	N/A	N/A	0	0	0	0
Extension of Option Exercise Period for Vested Options from 90 days to 1 year	31,008	0	0	0	0	0	0

Total	$131,008	$404,645	N/A	$236,077	$1,057,937	$284,575	$284,575
     On April 29, 2008, Noven and Mr. Jones entered into a letter agreement with respect to his resignation, effective May 31, 2008, from his role as Vice President — Marketing and Sales. The payments and benefits payable to Mr. Jones under his letter agreement are listed in the second column of the preceding table. No amounts related to the letter agreement have been included in the Summary Compensation Table because they will be paid in 2008. For additional discussion of Mr. Jones’ letter agreement, see “Compensation Discussion and Analysis” which begins on page 19. The remainder of the preceding table lists the amounts that Mr. Jones would have received assuming a termination was effective as of December 31, 2007.
Juan A. Mantelle — Vice President and Chief Technical Officer

				Without
	Termination		Voluntary by	Cause or by
	Prior to		Executive not for	Executive for
Benefits and	Change of	Additional	Good Reason	Good Reason	Death (after	Disability
Payments Upon	Control (other	Benefits on	(after Change of	(after Change	Change of	(after Change
Termination	than for cause)	Retirement	Control)	of Control)	Control)	of Control)

Cash Payments	$390,471	N/A	$133,317	$957,387	$133,317	$133,317
Welfare Benefit Continuation	9,018	N/A	N/A	36,725	36,725	36,725
Outplacement Benefits	25,000	N/A	N/A	25,000	N/A	N/A
Acceleration of Equity Awards	N/A	N/A	80,933	80,933	80,933	80,933
Excise Tax and Gross-Ups	N/A	N/A	0	0	0	0

Total	$424,489	N/A	$214,250	$1,100,045	$250,975	$250,975
     For Mr. Mantelle, the amounts shown assume that a termination was effective as of December 31, 2007, and are estimates of the amounts which would have been paid upon his termination at such date.
Eduardo G. Abrao — Former Vice President — Clinical Development and Chief Medical Officer

Benefits and Payments Upon Termination	Actual Amounts Payable under Letter Agreement

Cash Payments	$284,996
Extension of Option Exercise Period for Vested Options from 90 days to 1 year	38,811
Payment under 2007 AIP	126,044

Total	$449,851

     Noven and Dr. Abrao entered into a letter agreement in July 2007 in connection with his retirement as Noven’s Vice President — Clinical Development and Chief Medical Officer. The payments and benefits payable to Dr. Abrao under the letter agreement are listed in the preceding table. For additional discussion of Dr. Abrao’s letter agreement, see “Compensation Discussion and Analysis” which begins on page 19.
     The payment to Dr. Abrao under the 2007 AIP ($126,044) and the compensation expense that Noven recognized in 2007 as a result of the extension of the exercise period of his vested stock options and SSARs ($38,811) have also been reported as 2007 compensation for Dr. Abrao in the Summary Compensation Table.
Additional Information About Change of Control and Termination Payments
     Noven does not have a formal policy for severance or other related benefits upon the termination of any employee and, with the exception of severance payments that may be due to Mr. Brandt under his employment agreement (as discussed in the following section) and Mr. Eisenberg under his letter agreement, none of the current named executive officers are entitled to a severance payment upon termination. Noven’s current general practice, which is at Noven’s sole discretion and subject to change at any time, is to provide an executive officer terminated other than for some form of cause with accrued salary and pro-rated bonus as of the date of termination, outplacement services for one year, a severance payment equal to the greater of the equivalent of the officer’s salary for one year or two weeks’ pay for every year of employment at Noven, and continuation of health care benefits through the severance period.
     Noven does not have a retirement policy (other than the matching contributions made by Noven under its 401(k) Employee Savings Plan) and Noven’s named executive officers are not entitled to receive any special benefit upon retirement.
     Noven has entered into change of control employment agreements with each of its current named executive officers (other than Mr. Brandt, who is provided change of control benefits under his employment agreement that are substantially the same as the benefits provided to the other named executive officers under the change of control employment agreements described below). These agreements are intended to further the interests of Noven’s stockholders by providing for continuity of management in the event of a change of control of Noven. The agreements become effective if a change of control occurs during the three-year period that commences on the execution of the agreement. In 2007, the Compensation Committee renewed these agreements for each current named executive officer, which had the effect of extending the three-year term to November 2010.
     Under the change of control agreements, a change of control includes any of the following events:
•	the acquisition of 40% or more of Noven’s common stock by a person or group;

•	a change in the majority of the Board (other than a change approved by the incumbent Board);

•	approval by the stockholders of a reorganization, merger or consolidation; or

•	approval by the stockholders of a liquidation or dissolution or sale of all or substantially all of the assets of Noven.

     Exceptions are provided for certain transactions, including those where the existing stockholders of Noven maintain effective control.
     Once the agreements become effective upon a change of control, they have a term of two years. Each agreement provides that a covered officer will have the position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change of control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary that officer received during the 12 months preceding the change of control; will be entitled to an annual bonus on the first anniversary of the change of control equal to the average annual bonus paid to that officer during the three years preceding the change of control; and will be entitled to continued participation in Noven’s benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change of control, and in any case benefits that are no less favorable than those provided by Noven to “peer executives” (as defined in the agreements).
     If, following a change of control, the officer is terminated for any reason other than death, disability or for “cause”, or such officer terminates his or her employment agreement for “good reason” (as defined in the agreements), then the officer is entitled to a severance payment equal to two times the officer’s “annual base salary” and “highest annual bonus” (as defined in the agreements). The agreements also provide that the officer is entitled to continue to participate in Noven’s welfare benefit plans for the full two-year period.
     In the event that any payments made in connection with a change of control would be subjected to the excise tax imposed by Section 4999 of the Code, Noven will “gross-up” the officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest thereon. The calculation of the excise tax in the tables above is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, and a 1.45% Medicare tax rate.
Employment Agreement — Peter C. Brandt
     On April 29, 2008, Noven entered into an employment agreement with Mr. Peter C. Brandt as President and Chief Executive Officer. The initial two-year term of the agreement expires on April 28, 2010 and will continue for consecutive one-year terms unless it is terminated by either party under certain conditions. Mr. Brandt’s base salary under the employment agreement is $650,000, subject to further increases at the discretion of the Board. Mr. Brandt’s annual target incentive bonus under Noven’s annual incentive plan during the term will be at least 75% of his base salary. Under his agreement, Mr. Brandt receives a non-accountable expense allowance of $850 per month and is entitled to participate in all incentive, savings and retirement plans, as well as welfare benefit plans that are available to Noven’s executive officers.
     In connection with his employment agreement, Mr. Brandt was granted the following equity award under the 1999 Plan on April 29, 2008: (i) SSARs with a grant date value of $1,300,000, which SSARs vest at a rate of 25% per year on each anniversary of the employment agreement; and (ii) 250,000 shares of restricted stock. The shares of restricted stock vest as follows: (a) 50,000 shares immediately upon grant; (b) 16,667 shares on the first anniversary of the employment agreement; (c) 16,666 shares on the second anniversary of the employment agreement; (d) 16,666 shares on the third anniversary of the employment agreement; (e) 50,000 shares upon Noven attaining pre-tax income of $50 million or more over any four consecutive quarterly periods; (f) 50,000 shares upon Noven attaining pre-tax income of $75 million or more over any four consecutive quarterly periods; and (g) 50,000 shares upon Noven attaining pre-tax income of $100 million or more over any four consecutive quarterly periods.

     If, prior to a “change in control”, the employment agreement is terminated by Noven “without cause” or by Mr. Brandt for “good reason” (as such terms are defined in the employment agreement), then Mr. Brandt is entitled to: (i) a severance payment in an amount equal to 18 months of his then-base salary, payable at such time as his salary would have otherwise been payable, (ii) a pro-rated award (based on the date of termination) under Noven’s annual incentive plan based on his target incentive bonus percentage; and (iii) immediate vesting of the SSARs awarded to him on April 29, 2008 and up to a total of 50,000 shares of the restricted stock that vests on the first, second and third anniversary of the employment agreement. If Noven declines to renew the employment agreement, Mr. Brandt is not entitled to a cash severance payment, but will receive the benefits described in (ii) and (iii) of this paragraph.
     If, following a “change of control”, Mr. Brandt is terminated for any reason other than death, disability or for “cause”, or he terminates the employment agreement for “good reason” (as defined in the agreements), or if Noven declines to renew the employment agreement for at least the two-year period following the change of control, then Mr. Brandt is entitled to a severance payment equal to two times his “annual base salary” and “highest annual bonus” (as defined in the agreement). The employment agreements also provide that he is entitled to continue to participate in Noven’s welfare benefit plans for the full two-year period following the change of control. In the event that any payments made in connection with a change of control would be subjected to the excise tax imposed by Section 4999 of the Code, Noven will “gross-up” Mr. Brandt’s compensation for all federal, state and local income and excise taxes and any penalties and interest thereon.
PROPOSAL 2 — RATIFICATION AND APPROVAL OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as Noven’s independent registered public accounting firm to audit Noven’s consolidated financial statements for the 2008 calendar year and will offer a resolution at the annual meeting to ratify the appointment. Deloitte & Touche LLP has served as Noven’s independent accountants since 1991 and during the year ended December 31, 2007 provided audit and audit-related services. Noven has been advised that a representative of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions raised.
Fees of Deloitte & Touche LLP
     The following table presents professional fees for audit services rendered by Deloitte & Touche LLP for the audit of Noven’s annual consolidated financial statements and quarterly reviews for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2007	2006
Audit Fees (1)	$997,800	$697,500
Audit-Related Fees (2)	466,000	78,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,463,800	$775,500

(1)	Audit fees consisted of audit and review work performed in the preparation of consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide.

(2)	Audit-related fees consisted principally of 401(k) plan audit and consulting on financial accounting/reporting standards for the JDS transaction and related matters.
     The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all audit and non-audit services from Noven’s independent registered public accounting firm. In determining whether to pre-approve any services from Noven’s independent registered public accounting firm, the Audit Committee assesses, among other things, the impact of that service on the independence of the independent registered public accounting firm.
     The Board recommends a vote FOR ratification and approval of the selection of Deloitte & Touche LLP as Noven’s independent registered public accounting firm for 2008. If the appointment is not ratified, the Audit Committee will select other independent accountants.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other of our filings, including this Proxy Statement, in whole or in part, the Report of the Audit Committee below shall not be incorporated by reference into any such filings. This report shall also not be deemed to be “soliciting material,” or to have been “filed” with the Securities and Exchange Commission or subject to Regulation 14A under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 thereof.
     The Audit Committee of the Board of Directors is responsible for, among other things, monitoring:
•	the integrity of Noven’s consolidated financial statements (the “financial statements”);

•	Noven’s system of internal control over financial reporting; and

•	the independence, qualifications and performance of Noven’s independent registered public accounting firm.
     The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. The Board of Directors, in its business judgment, has determined that each Audit Committee member is “independent” as such term is defined by the applicable listing standards of the Nasdaq Global Select Market and under Section 10A(m)(3) of the Securities Exchange

Act of 1934. Noven has identified Donald A. Denkhaus as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission. The Audit Committee has sole authority to retain, oversee, and terminate Noven’s independent registered public accounting firm, to approve fees and other terms of the engagement, and to approve any permitted non-audit services with Noven’s independent registered public accounting firm.
     Noven’s management is responsible for the preparation, presentation and integrity of Noven’s consolidated financial statements, Noven’s accounting and financial reporting process, including the system of internal control over financial reporting, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations and for the report on Noven’s internal control over financial reporting. Noven’s independent registered public accounting firm is responsible for auditing Noven’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and expressing an opinion on the effectiveness of Noven’s internal control over financial reporting. Our responsibility is to independently monitor and review these processes and to review and discuss management’s report on Noven’s internal control over financial reporting. We are not, however, professionals engaged in the practice of accounting or auditing, including, without limitation, with respect to auditor independence. We must rely, without independent verification, on the information provided to us and on the representations made by management and Noven’s independent registered public accounting firm. Accordingly, although we consult with and discuss these matters and our questions and concerns with management and Noven’s independent registered public accounting firm, our oversight cannot provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions cannot assure that the audit of Noven’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Noven’s auditors are in fact “independent.”
     We held eight meetings during the year ended December 31, 2007. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and Noven’s independent registered public accounting firm, Deloitte & Touche LLP. We discussed with Deloitte & Touche LLP, with and without management present, the results of their audits and their evaluations of Noven’s consolidated financial statements and internal control over financial reporting.
     We reviewed and discussed Noven’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including PCAOB Auditing Standard No. 5. An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements regarding the audit of internal control over financial reporting. We also met with Ernst & Young LLP, an accounting firm retained by Noven to assist management in its compliance with Section 404.
     We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and Deloitte & Touche LLP.

     We also discussed with Deloitte & Touche LLP matters required to be discussed with audit committees under standards of the PCAOB, including, among other things, matters related to the conduct of the audit of Noven’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication With Those Charged With Governance, Rule 2-07 of Regulation S-X and PCAOB Auditing Standard No. 5. Our discussions also included a discussion of the background and experience of the Deloitte & Touche LLP audit team assigned to Noven and the quality control procedures established by Deloitte & Touche LLP.
     Deloitte & Touche LLP also provided to us the written communications and disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Deloitte & Touche LLP their independence from Noven. We received regular updates on the amount of fees and scope of audit and audit-related services provided by Deloitte & Touche LLP.
     Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that Noven’s audited consolidated financial statements for the year ended December 31, 2007 be included in Noven’s Annual Report on Form 10-K. We have also selected Deloitte & Touche LLP as Noven’s independent registered public accounting firm for the year ending December 31, 2008 and are presenting the selection to the stockholders for ratification.
     Noven includes the audited financial statements of Vivelle Ventures LLC (“Vivelle”) in Noven’s Annual Report on Form 10-K. Vivelle is the joint venture between Noven and Novartis Pharmaceuticals Corporation that markets Noven’s hormone therapy patches in the United States. In addition to our meetings and discussions with Deloitte & Touche LLP discussed above, we have reviewed and discussed the audited financial statements of Vivelle for the fiscal year ended December 31, 2007 with PricewaterhouseCoopers LLP, Vivelle’s independent registered public accounting firm. We also discussed with PricewaterhouseCoopers LLP matters discussed with Vivelle’s management committee. These communications include, among other things, matters related to the conduct of the audit of Vivelle’s financial statements and the matters required to be discussed by SAS No. 114, The Auditor’s Communication With Those Charged With Governance, Rule 2-07 of Regulation S-X and PCAOB Auditing Standard No. 5.
Audit Committee:
Donald A. Denkhaus, Chairperson
Sidney Braginsky
Pedro P. Granadillo

OTHER INFORMATION
Share Ownership of Certain Beneficial Owners and Management
     The following table sets forth, as of April 29, 2008, information with respect to:
•	each person known to us to be the beneficial owner of more than 5% of Noven’s common stock;

•	beneficial ownership of Noven’s common stock by each of the named executive officers and each of Noven’s directors; and

•	beneficial ownership of Noven’s common stock by all of Noven’s current directors and executive officers as a group.
     The number of shares of Noven’s common stock beneficially owned by each entity, person, director, director nominee or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the entity or individual has the sole or shared voting power or investment power and also any shares with respect to which the entity or individual has the right to acquire sole or shared voting or investment power on or before June 28, 2008 (60 days after April 29, 2008) through the exercise of any stock option, SSAR or other right or through the vesting of any restricted stock award. Unless otherwise indicated, each entity or individual has sole investment and voting power (or shares such powers with his or her spouse, if applicable) with respect to the shares of Noven’s common stock set forth in the following table:

	Number of Shares			Percentage
Name	Owned(1)	Right to Acquire		of Total(2)
West Coast Asset Management, Inc.(3)	3,448,349	0		13.9%
O.S.S. Capital Management LP(4)	3,424,690	0		13.8%
Barclays Global Investors, NA(5)	1,485,003	0		6.0%
Wells Fargo & Company(6)	1,311,026	0		5.3%
Eduardo G. Abrao	0	65,266	(7)	*
Diane M. Barrett	0	152,413	(7)	*
Sidney Braginsky	12,818	37,500	(8)	*
Peter C. Brandt	250,000	0		1.0%
John G. Clarkson, M.D.	328	15,000	(8)	*
Donald A. Denkhaus	400	30,000	(8)	*
Jeffrey F. Eisenberg	13,681	152,413	(7)	*
Pedro P. Granadillo	158	22,500	(8)	*
W. Neil Jones	2,512	93,598	(7)	*
Juan A. Mantelle	6,700	123,599	(7)	*
Michael D. Price	0	0		0%
Phillip M. Satow	8,998	44,297	(9)	*
Robert G. Savage	400	30,000	(8)	*
Robert C. Strauss	174,759	464,064	(7)	2.5%
Wayne P. Yetter	1,094	40,000	(8)	*
All Current Directors and Executive Officers as of April 29, 2008 as a Group (12 persons)	297,089	588,907		3.5%

*	signifies less than 1%

(1)	Pursuant to the terms and conditions of Noven’s non-qualified deferred compensation plan, each of our non-employee directors, other than Mr. Braginsky and Mr. Satow, has elected to defer receipt of the shares of Noven’s common stock underlying restricted stock awards granted to him during 2006 and 2007, and Mr. Braginsky has elected to defer receipt of the shares of Noven’s common stock underlying restricted stock awards granted to him during 2007. Accordingly, the number of shares owned does not include shares of Noven’s common stock underlying vested restricted stock granted to our non-employee directors during 2006 and 2007 other than the 5,724 shares of Noven’s common stock underlying the restricted stock granted to Mr. Braginsky during 2006.

(2)	Based on 24,830,902 shares of Noven’s common stock outstanding at April 29, 2008. In calculating the percentage of ownership, all shares of Noven’s common stock of which the identified person or group has the right to acquire beneficial ownership of on or before June 28, 2008 are deemed to be outstanding for the purpose of computing the percentage of the shares of Noven’s common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of Noven’s common stock owned by any other entity, person or group.

(3)	Based on the Form 4 filed by West Coast Asset Management, Inc., R. Atticus Lowe and Lance W. Helfert on March 28, 2008, and Amendment No. 2 to Schedule 13G filed by West Coast Asset Management, Inc., West Coast Opportunity Fund LLC, Paul J. Orfalea, Lance W. Helfert and R. Atticus Lowe on February 7, 2008 with the Securities and Exchange Commission. West Coast Asset Management, Inc. has advised that it shares the power to vote or to direct the vote and the power to dispose or to direct the disposition of 3,447,974 of these shares with each of Messrs. Orfalea, Helfert and Lowe and that Mr. Helfert has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of the remaining 375 of these shares. The address of West Coast Asset Management, Inc. is 2151 Alessandro Dr., Suite 100, Ventura, CA 93001.

(4)	Based on the Form 4s filed by O.S.S. Capital Management and certain of its affiliates on March 17, 2008 and March 31, 2008, and the Schedule 13G filed by O.S.S. Capital Management LP and certain of its affiliates on February 14, 2008 with the Securities and Exchange Commission. O.S.S. Capital Management LP has advised that it shares the power to vote or to direct the vote and the power to dispose or to direct the disposition of these shares with its applicable affiliates. The address of O.S.S. Capital Management LP is 598 Madison Avenue, New York, NY 10022.

(5)	Based on Schedule 13G filed by Barclays Global Investors, NA and certain of its affiliates on February 6, 2008 with the Securities and Exchange Commission. Barclays Global Investors, NA has advised that it and/or its applicable affiliates have the sole power to vote or to direct the vote of 1,161,596 of these shares and the sole power to dispose or to direct the disposition of all of these shares. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105.

(6)	Based on Schedule 13G filed by Wells Fargo & Company on its own behalf and on behalf of certain of its subsidiaries on February 1, 2008 with the Securities and Exchange Commission. Wells Fargo & Company has advised that it and/or its applicable subsidiaries have the sole power to dispose or to direct the disposition of all of these shares and that it and its subsidiary, Wells Capital Management Incorporated, have the sole power to vote or to direct the vote of 865,026 and 323,000 of these shares, respectively. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.

(7)	Represents shares of Noven’s common stock that may be acquired through stock options or SSARs exercisable on or before June 28, 2008 or shares of Noven’s common stock underlying restricted stock awards scheduled to vest on or before June 28, 2008 as follows: Dr. Abrao - 59,384 shares that may be acquired through stock options and 5,882 shares that may be acquired through SSARs; Ms. Barrett — 146,531 shares that may be acquired through stock options and 5,882 shares that may be acquired through SSARs; Mr. Eisenberg — 146,531 shares that may be acquired through stock options and 5,882 shares that may be acquired through SSARs; Mr. Jones — 87,716 shares that may be acquired through stock options and 5,882 shares that may be acquired through SSARs; Mr. Mantelle — 117,717 shares that may be acquired through stock options and 5,882 shares that may be acquired through SSARs; and Mr. Strauss — 443,704 shares that may be acquired through stock options and 20,360 shares that may be acquired through SSARs.

(8)	Represents shares of Noven’s common stock that may be acquired through stock options exercisable on or before June 28, 2008.

(9)	Represents shares of Noven’s common stock that may be acquired through SSARs exercisable on or before June 28, 2008.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
     Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder requires Noven’s executive officers and directors to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Noven’s stock. Copies of these reports are furnished to Noven. Based solely on Noven’s review of the copies of such reports furnished to Noven and representations from the persons subject to Section 16(a) with respect to Noven, we believe that during 2007 all of Noven’s executive officers and directors complied with the Section 16(a) requirements.
Delivery of Voting Materials
     To reduce the expenses of delivering duplicate proxy materials to our stockholders who may have more than one Noven stock account, we are taking advantage of “householding” rules that permit us to deliver only one set of the Proxy Statement and the 2007 Annual Report to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials and would like to receive separate copies of these materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate proxy materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling us at: 305-253-5099 or by writing us at: Noven Pharmaceuticals, Inc., 11960 S.W. 144th Street, Miami, Florida 33186, Attn: Corporate Secretary.
By Order of the Board of Directors
JEFF T. MIHM
Vice President, General Counsel &
Corporate Secretary
April 29, 2008

■
NOVEN PHARMACEUTICALS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2008

This Proxy is solicited on behalf of the Board of Directors of Noven Pharmaceuticals, Inc.
     The signer(s) hereby appoint(s) Jeffrey F. Eisenberg, Michael D. Price and Jeff Mihm, or any one of them, with power of substitution in each, proxies to vote all Common Stock of the signer(s) in Noven Pharmaceuticals, Inc. at the Annual Meeting of Stockholders, to be held June 5, 2008, and at all adjournments thereof, as specified on the matters indicated hereon, and in their discretion on any other business that may properly come before such Meeting.
     The shares represented by this Proxy will be voted as directed by the Stockholder(s) on the reverse side hereof. If this Proxy is signed and returned but no direction is indicated, this Proxy will be voted FOR the election of each of the nominees named above and FOR Item 2 as set forth in the Proxy Statement dated April 29, 2008.
(Continued and to be signed on the reverse side)
■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
NOVEN PHARMACEUTICALS, INC.
June 5, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20830000000000000000 4	060508
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” ITEM 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	ELECTION OF DIRECTORS: To elect eight directors for a term of one year as indicated below:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Sidney Braginsky Peter C. Brandt
		¡	John G. Clarkson, M.D.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Donald A. Denkhaus Pedro P. Granadillo
		¡	Phillip M. Satow
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Robert G. Savage Wayne P. Yetter

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. DO NOT FOLD, STAPLE OR MUTILATE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■